Americas 92425100 Asset Purchase Agreement Dated as of March 3, 2017 between Concert Pharmaceuticals, Inc., as Seller and Vertex Pharmaceuticals (Europe) Limited, as Buyer and, solely for purposes of Section 10.14 herein, Vertex Pharmaceuticals Incorporated, as Guarantor The Asset Purchase Agreement (the “Agreement”) contains representations, warranties and covenants that were made only for purposes of the Agreement and as of specific dates; were solely for the benefit of the parties to the Agreement; may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the contracting parties, or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Agreement, which subsequent information may or may not be fully reflected in public disclosures by the contracting parties. Exhibit 10.12

Table of Contents Page i Americas 92425100 ARTICLE I ASSET PURCHASE ............................................................................................................... 1 Section 1.01 Sale of Assets; Assumption of Liabilities ........................................................................... 1 Section 1.02 Consideration ...................................................................................................................... 4 Section 1.03 The Closing ......................................................................................................................... 5 Section 1.04 Consents to Assignment ...................................................................................................... 6 Section 1.05 Further Assurances .............................................................................................................. 6 ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLER ................................................ 7 Section 2.01 Organization, Qualification and Corporate Power .............................................................. 7 Section 2.02 Title to Assets ...................................................................................................................... 7 Section 2.03 Authority ............................................................................................................................. 7 Section 2.04 No Subsidiaries. .................................................................................................................. 8 Section 2.05 Non-Contravention; Consents ............................................................................................. 8 Section 2.06 Vote Required ..................................................................................................................... 8 Section 2.07 Absence of Certain Changes ............................................................................................... 8 Section 2.08 Real Property ....................................................................................................................... 9 Section 2.09 Intellectual Property ............................................................................................................ 9 Section 2.10 Contracts ........................................................................................................................... 11 Section 2.11 Litigation ........................................................................................................................... 12 Section 2.12 Regulatory Matters ............................................................................................................ 12 Section 2.13 Transferred Inventory. ....................................................................................................... 14 Section 2.14 Product Liability. ............................................................................................................... 14 Section 2.15 Compliance with Laws ...................................................................................................... 14 Section 2.16 Compliance with Anti-Bribery Laws ................................................................................ 15 Section 2.17 Brokers’ Fees .................................................................................................................... 16 Section 2.18 Sufficiency of Assets ......................................................................................................... 16 Section 2.19 Solvency ............................................................................................................................ 16 Section 2.20 Board Approval ................................................................................................................. 16 Section 2.21 Information Supplied......................................................................................................... 16 Section 2.22 No Misrepresentation. ....................................................................................................... 17 Section 2.23 Disclaimer ......................................................................................................................... 17 ARTICLE III REPRESENTATIONS AND WARRANTIES OF BUYER ............................................. 17 Section 3.01 Organization ...................................................................................................................... 17 Section 3.02 Authorization of Transaction ............................................................................................ 17 Section 3.03 Noncontravention; Consents ............................................................................................. 17 Section 3.04 Broker’s Fees .................................................................................................................... 18 Section 3.05 Litigation ........................................................................................................................... 18 Section 3.06 Sufficiency of Funds ......................................................................................................... 18 Section 3.07 Information Supplied......................................................................................................... 18 Section 3.08 Solvency. ........................................................................................................................... 18 Section 3.09 Limited Representations. ................................................................................................... 19 ARTICLE IV PRE-CLOSING COVENANTS ......................................................................................... 19 Section 4.01 Operation of Business ....................................................................................................... 19 Section 4.02 Access ............................................................................................................................... 20 Section 4.03 Governmental Approvals and Consents ............................................................................ 21 Section 4.04 Notices of Certain Events .................................................................................................. 23 Section 4.05 Release of Encumbrances .................................................................................................. 24

Page

Section 4.06	No Solicitation by Seller; Seller Board Recommendation	24
Section 4.07	Preparation of the Proxy Statement; Seller Stockholders' Meeting	26
ARTICLE V CONDITIONS PRECEDENT TO CLOSING		28
Section 5.01	Conditions to the Obligations of Each Party	28
Section 5.02	Conditions to Obligations of Buyer	28
Section 5.03	Conditions to Obligations of Seller	29
ARTICLE VI INDEMNIFICATION		30
Section 6.01	Survival	30
Section 6.02	Indemnification by Seller	31
Section 6.03	Indemnification by Buyer	31
Section 6.04	Claims for Indemnification	31
Section 6.05	Limitations	33
Section 6.06	Manner of Payment.	35
Section 6.07	Right of Setoff	35
Section 6.08	Adjustment to Purchase Price	35
Section 6.09	Release of the Escrow Account.	35
ARTICLE VII TERMINATION		36
Section 7.01	Termination of Agreement	36
Section 7.02	Effect of Termination	37
ARTICLE VIII TAX MATTERS		39
Section 8.01	Certain Tax Matters	39
Section 8.02	Withholding Taxes	39
ARTICLE IX FURTHER AGREEMENTS		39
Section 9.01	Post-Closing Information	39
Section 9.02	Wrong Pockets.	39
Section 9.03	Use of Names	39
Section 9.04	Confidentiality	40
Section 9.05	Restrictive Covenants	40
Section 9.06	FDA Letters	41
ARTICLE X MISCELLANEOUS		42
Section 10.01	Certain Definitions	42
Section 10.02	Terms Defined Elsewhere	49
Section 10.03	Press Releases and Announcements	51
Section 10.04	No Third Party Beneficiaries	51
Section 10.05	Entire Agreement	51
Section 10.06	Succession and Assignment	51
Section 10.07	Counterparts	52
Section 10.08	Notices	52
Section 10.09	Governing Law; Jurisdiction	53
Section 10.10	Amendments and Waivers	53
Section 10.11	Severability	54
Section 10.12	Expenses	54
Section 10.13	Specific Performance	54
Section 10.14	Guaranty	54
Section 10.15	Construction	55
Section 10.16	Waiver of Jury Trial	55

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Americas 92425100

Page iii Americas 92425100 EXHIBITS Exhibit A -- Form of Assumption Agreement Exhibit B -- Form of Bill of Sale Exhibit C -- Form of IP Assignment Agreement Exhibit D -- Form of Transition Services Agreement Exhibit E-1 -- Form of Seller FDA Letter Exhibit E-2 -- Form of Seller Orphan Designation Letter Exhibit F-1 -- Form of Buyer FDA Letter Exhibit F-2 -- Form of Buyer Orphan Designation Letter Exhibit G -- Form of Escrow Agreement

1 Americas 92425100 ASSET PURCHASE AGREEMENT This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of March 3, 2017 between Concert Pharmaceuticals, Inc., a Delaware corporation (“Seller”), Vertex Pharmaceuticals (Europe) Limited, a U.K. limited company (“Buyer”), and, solely for purposes of Section 10.14 herein, Vertex Pharmaceuticals Incorporated, a Massachusetts corporation (“Guarantor”). Seller and Buyer are sometimes referred to herein individually as a “Party” and together as the “Parties.” WHEREAS, Seller is a biopharmaceutical company engaged in the synthesis, research and development of compounds as potential therapeutic products for treating cystic fibrosis, including the generation of Intellectual Property associated therewith (the “CF Enterprise”). WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Seller desires to sell, convey, assign, transfer and deliver to Buyer, and Buyer desires to purchase, acquire and accept from Seller, the Acquired Assets (as defined below), and assume, pay, perform and discharge from Seller certain Liabilities (as defined below) related to the Acquired Assets, upon the terms and subject to the conditions set forth herein. WHEREAS, Guarantor desires to guaranty certain obligations of Buyer hereunder. WHEREAS, concurrently with the execution and delivery of this Agreement, Seller and Buyer are entering into that certain Research and Testing Agreement (the “Research and Testing Agreement”) dated as of the date hereof. NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows: ARTICLE I ASSET PURCHASE Section 1.01 Sale of Assets; Assumption of Liabilities. (a) Transfer of Assets. On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer and its assignees under Section 10.06 hereof (collectively, the “Buyer Group”), and Buyer shall, or shall cause the applicable member of the Buyer Group to, purchase, acquire and accept assignment from Seller, all of Seller’s right, title and interest in and to those assets used, planned for use or held for use, in each case, in the ownership, operation or conduct of the CF Enterprise as currently, and currently expected to be, owned, operated and conducted (collectively, the “Acquired Assets”), free and clear of all Encumbrances (other than Permitted Encumbrances), including the following: (i) all rights to Develop, Manufacture and Commercialize the Transferred Products, including all rights and claims to all clinical study data, reports and analyses to the extent related to the Transferred Products, including those identified on Section 1.01(a)(i) of the Seller Disclosure Letter; (ii) all Intellectual Property related to the Transferred Products that exists now or as of the Closing anywhere in the world, including: (A) all Intellectual Property claiming any aspect of, or relating to Seller’s Development, Manufacturing, and/or Commercialization activities in respect of the Transferred Products on or before the Closing Date, including Transferred Know-How; (B) any rights which an employee,

2 Americas 92425100 consultant, agent, inventor, author or third party is obligated by contract, statute or otherwise to assign to Seller; (C) all rights of action arising from the foregoing, including all claims for damages by reason of present, past and future infringement, misappropriation, violation misuse or breach of contract in respect of the foregoing; (D) present, past and future rights to sue and collect damages or seek injunctive relief for any such infringement, misappropriation, violation, misuse or breach; and (E) all income, royalties and any other payments now and hereafter due and/or payable to Seller in respect of the foregoing (collectively, the “Transferred IP”); (iii) all documentation or other tangible embodiments that comprise, embody, disclose or describe the Transferred IP, including engineering drawings, technical documentation, databases, spreadsheets, business records, inventors’ notebooks, invention disclosures, digital files, software code and patent, trademark and copyright prosecution files, including any such files in the custody of outside legal counsel (collectively, the “Transferred IP Documentation”); provided, however, that (A) freedom-to-operate opinions of counsel related to the Intellectual Property of Buyer, (B) minutes, consents, resolutions and other materials prepared for or by the Seller Board and (C) documentation and other tangible embodiments covered by the attorney-client privilege associated with the Acquired Assets, including the transactions contemplated by this Agreement, shall each be deemed an Excluded Asset and shall remain with Seller; (iv) all rights, title and interest in the Contracts relating to the Transferred Products or Transferred IP, including all Contracts that contain any grant to Seller of any right relating to or under Intellectual Property rights of any Person that is used or held for use by Seller in connection with the Transferred Products, each of which is identified on Section 1.01(a)(iv) of the Seller Disclosure Letter (the “Assigned IP Contracts”), and each other Contract related to the Transferred Products, each of which is identified on Section 1.01(a)(iv) of the Seller Disclosure Letter (together with the Assigned IP Contracts, the “Assigned Contracts”); (v) the Transferred Registrations related to the Transferred Products; (vi) other than the Transferred Registrations, all qualifications, permits, registrations, clearances, applications, submissions, variances, exemptions, filings, approvals and authorizations which relate primarily to the Transferred Products (collectively, “Permits”), including those identified on Section 1.01(a)(vi) of the Seller Disclosure Letter (the “Transferred Permits”); (vii) copies of all customer and supplier lists, marketing studies, consultant reports, books and records (financial, laboratory and otherwise), files, invoices, billing records, distribution lists, manuals (in all cases, in any form or medium), but excluding Tax Returns other than Tax Returns solely related to the Acquired Assets, patient support and market research programs and related databases, and all complaint files and adverse event files, in each case, to the extent (1) related to the Transferred Products and (2) in Seller’s or any of its Affiliates’ possession or under its control as of the Closing Date; (viii) all Transferred Product Records, including Acquired Assets Regulatory Filings, to the extent not covered by any of the foregoing; (ix) all third-party warranties, indemnities and guarantees relating to any of the Acquired Assets or the Assumed Liabilities;

3 Americas 92425100 (x) all claims, defenses and rights of offset or counterclaim (at any time or in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or non-contingent) relating to any of the Acquired Assets or the Assumed Liabilities; (xi) all goodwill arising from, associated with or relating to the Acquired Assets, including rights under any confidentiality Contracts executed by any third party for the benefit of Seller in connection with the Acquired Assets; (xii) all Transferred Inventory; and (xiii) the Transferred Products. Notwithstanding anything to the contrary in this Agreement, the Acquired Assets shall not include any Excluded Assets. (b) Excluded Assets. It is expressly understood and agreed that “Excluded Assets” means all assets, properties and rights of Seller other than the Acquired Assets, including, but not limited to, those set forth on Section 1.01(b) of the Seller Disclosure Letter, the DCE Platform Know-How and the Excluded Therapeutic Products. For the avoidance of doubt, all Transferred Products shall be included in the Acquired Assets. In the event of any inconsistency or conflict that may arise in the application or interpretation of this definition or the definition of “Acquired Assets,” for purposes of determining what is and is not an Excluded Asset or an Acquired Asset, the explicit inclusion of an item on Section 1.01(b) of the Seller Disclosure Letter shall take priority over any textual provision of this definition that would otherwise operate to exclude such asset from the definition of “Excluded Assets” or include such asset in the definition of “Acquired Assets,” as applicable. (c) DCE Platform Know-How and Non-Exclusive License. Seller hereby grants to Buyer, effective as of the Closing Date, a world-wide, non-exclusive, perpetual, irrevocable, sublicensable, royalty-free, fully-paid license to DCE Platform Know-How for the use in the Development, Manufacture and Commercialization of the Transferred Products and other therapeutic products. Seller shall disclose to Buyer DCE Platform Know-How that is necessary or useful for the ownership, Development, Manufacture and Commercialization of the Transferred Products, and shall have no further disclosure obligation under this Agreement with respect to DCE Platform Know-How. (d) Assumed Liabilities. On the Closing Date, Buyer shall, or shall cause the applicable member of the Buyer Group to, deliver to Seller one or more assumption agreements in the form attached hereto as Exhibit A (the “Assumption Agreements”), pursuant to which Buyer, or the applicable member of the Buyer Group, on and as of the Closing Date, shall, among other things, assume and agree to pay, perform and discharge when due only the following Liabilities primarily relating to the Acquired Assets (the “Assumed Liabilities”), and Buyer does not hereby assume or become obligated to pay or perform any other Liabilities of Seller that arise out of or in respect of any of its operations on or prior to the Closing, except for the following: (i) all Liabilities relating to, arising out of, based upon or resulting from the use, ownership, possession or operation of the Acquired Assets by Buyer or its Affiliates after the Closing; (ii) all Liabilities identified on Section 1.01(d) of the Seller Disclosure Letter;

4 Americas 92425100 (iii) all Liabilities under the Assigned Contracts first arising in respect of the period after the Closing (other than any Liability arising out of or relating to a default or breach existing at, prior to, or as a consequence of the Closing); and (iv) all Liabilities for Taxes attributable to a Post-Closing Tax Period. (e) Excluded Liabilities. It is expressly understood and agreed that, notwithstanding anything to the contrary in this Agreement, Buyer shall not assume, or cause to be assumed, or be deemed to have assumed or be liable or responsible for any Liabilities (whether now existing or arising after the date hereof) of Seller or any of its Affiliates relating to, arising out of, based upon or resulting from the use, ownership, possession or operation of the Acquired Assets by Seller or its Affiliates on or prior to the Closing, including (i) those Liabilities set forth on Section 1.01(e) of the Seller Disclosure Letter, (ii) any Indebtedness of Seller or any of its Affiliates, (iii) any expenses incurred by, or for the benefit of, Seller or any of its Affiliates in connection with the preparation, execution or consummation or performance of the transactions contemplated by this Agreement and the Related Agreements, including all legal, accounting, Tax advisory, investment banking and other professional fees and expenses, and (iv) any Liability incurred in connection with the open-label Phase 2 clinical trial of CTP-656 in Europe (such Liabilities not assumed hereunder, the “Excluded Liabilities”) and the Excluded Liabilities shall remain the sole obligation and responsibility of Seller. In the event of any inconsistency or conflict that may arise in the application or interpretation of this definition or the definition of “Assumed Liabilities,” for purposes of determining what is and is not an Excluded Liability or an Assumed Liability, the explicit inclusion of an item on Section 1.01(d) of the Seller Disclosure Letter shall take priority over any textual provision of this definition that would otherwise operate to exclude such Liability from the definition of “Excluded Liabilities” or include such Liability in the definition of “Assumed Liabilities,” as applicable. Section 1.02 Consideration. (a) Upfront Consideration. On the terms, and subject to the conditions, set forth in this Agreement, as partial consideration for the Acquired Assets, and subject to the terms and conditions of this Agreement, at the Closing, Buyer shall, or shall cause the applicable member of the Buyer Group to, (i) assume the Assumed Liabilities, (ii) pay to Seller, by wire transfer of immediately available funds, the Base Purchase Price, less the Escrow Amount, and (iii) pay to the Escrow Agent the Escrow Amount. (b) Contingent Consideration. As additional consideration for the Acquired Assets, Buyer shall pay to Seller, pursuant to this Section 1.02(b), the contingent payment (each a “Contingent Payment”) set forth below based on the achievement by or on behalf of Buyer or its Affiliates, licensees, sublicensees or transferees of the corresponding Milestone Event set forth below. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, a Contingent Payment shall be due and payable only once (and only one Contingent Payment shall be payable with respect to each Milestone Event) and shall be paid by Buyer to Seller promptly, but in no event later than forty-five (45) calendar days following the occurrence of the applicable Milestone Event by wire transfer of immediately available funds to the account designated in writing by Seller to Buyer.

5 Americas 92425100 Milestone Event Contingent Payment Receipt of marketing approval from the FDA of a combination treatment regimen for the treatment of patients with cystic fibrosis that contains CTP- 656 ..................................................................................................................... $50,000,000 Completion of a pricing and reimbursement agreement in the United Kingdom, Germany or France with respect to a combination treatment regimen for the treatment of patients with cystic fibrosis that contains CTP- 656 ..................................................................................................................... $40,000,000 (c) No Diligence Obligation. From and after the Closing, Buyer shall, in its sole and absolute discretion, make all decisions with respect to the Development, Manufacture and Commercialization of the Acquired Assets and shall have no obligation to undertake any efforts to achieve the Milestone Events. Section 1.03 The Closing. (a) Time and Location. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 9:00 a.m., New York City Time, at the offices of White & Case LLP, 1155 Avenue of the Americas, New York, New York 10036-2787 as soon as possible but in no event later than the third (3rd) Business Day following the satisfaction or waiver of the last of the conditions set forth in Article V to be satisfied or (to the extent permitted) waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted) waiver of such conditions at Closing), unless another time, date or place is agreed to in writing by Seller and Buyer. The date on which the Closing actually occurs will be the “Closing Date”. (b) Actions at the Closing. At the Closing: (i) Seller shall deliver (or cause to be delivered) to Buyer the various certificates, instruments and documents required to be delivered under Section 5.02 not otherwise listed in this Section 1.03(b); (ii) Buyer shall deliver (or cause to be delivered) to Seller the various certificates, instruments and documents required to be delivered under Section 5.03 not otherwise listed in this Section 1.03(b); (iii) Seller shall deliver (or cause to be delivered) to Buyer one or more executed Bills of Sale in substantially the form attached hereto as Exhibit B (collectively, the “Bill of Sale”); (iv) Seller shall deliver (or cause to be delivered) to Buyer executed Intellectual Property Assignment Agreements, in substantially the form attached hereto as Exhibit C (the “IP Assignment Agreements”); (v) Seller and Buyer shall deliver (or cause to be delivered) to the other one or more executed Assumption Agreements and such other instruments as Seller may reasonably request in order to effect the assignment to, and assumption by, Buyer of certain of the Acquired Assets and the Assumed Liabilities; (vi) Seller shall deliver (or cause to be delivered) to Buyer the Transferred Product Records;

6 Americas 92425100 (vii) Seller and Buyer shall deliver (or cause to be delivered) to the other an executed Transition Services Agreement in substantially the form attached hereto as Exhibit D (the “Transition Services Agreement”); (viii) Seller shall deliver (or cause to be delivered) such other certificates, documents, instruments and writings as shall be reasonably requested by Buyer to effectively vest in Buyer title in and to the Acquired Assets, free and clear of all Encumbrances (other than Permitted Encumbrances), in accordance with the provisions of this Agreement; and (ix) Buyer shall pay (or cause to be paid) (A) to Seller, the Base Purchase Price, less the Escrow Amount and (B) to the Escrow Agent, the Escrow Amount, in each case in accordance with Section 1.02(a). Section 1.04 Consents to Assignment. Notwithstanding anything to the contrary contained in this Agreement, if the sale, assignment, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery to Buyer of any asset that would be an Acquired Asset is (a) prohibited by any applicable Law or (b) would require any authorizations, approvals, consents or waivers from a Third Party or Governmental Entity and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing, then in either case the Closing shall proceed without the sale, assignment, transfer, conveyance or delivery of such asset and this Agreement shall not constitute an agreement for the sale, assignment, transfer, conveyance or delivery of such asset; provided, that nothing in this Section 1.04 shall be deemed to waive the rights of Buyer not to consummate the transactions contemplated by this Agreement if the conditions to its obligations set forth in Article V have not been satisfied. In the event that the Closing proceeds without the sale, assignment, transfer, conveyance or delivery of any such asset, then following the Closing, Seller shall use commercially reasonable efforts to obtain promptly such authorizations, approvals, consents or waivers. Pending such authorization, approval, consent or waiver, (i) Seller will comply with the terms of, and will not amend, transfer, let lapse or terminate, its rights with respect to the applicable asset without Buyer’s written consent, such consent not to be unreasonably withheld, conditioned or delayed and (ii) the Parties shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide to Buyer the benefits of use of such asset, and to Seller the benefits, including any indemnities, that, in each case, it would have obtained had the asset been conveyed to Buyer at the Closing. To the extent that Buyer is provided the benefits pursuant to this Section 1.04 of any Contract, Buyer shall (x) perform for the benefit of the other parties thereto the obligations of Seller or any affiliate of Seller thereunder and (y) satisfy any related Liabilities with respect to such Contract that, but for the lack of an authorization, approval, consent or waiver to assign such obligations or Liabilities to Buyer, would be Assumed Liabilities. Once authorization, approval, consent or waiver for the sale, assignment, transfer, conveyance or delivery of any such asset not sold, assigned, transferred, conveyed or delivered at the Closing is obtained, Seller shall promptly assign, transfer, convey and deliver such asset to Buyer at no additional cost to Buyer. Section 1.05 Further Assurances. Subject to the terms and conditions hereof, each of the Parties agrees to use commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, all documents and to take, or cause to be taken, all actions that may be reasonably necessary or appropriate to effectuate the provisions of this Agreement, provided, that all such actions are in accordance with applicable Law. From time to time, whether at or after the Closing, (i) Seller shall execute and deliver such further documents or instruments of conveyance, transfer and assignment and take all such other action as Buyer may reasonably require to more effectively convey, transfer and assign to Buyer any and all ownership, right, title and interest in and to the Acquired Assets, including executing documents or instruments necessary to permit Buyer to record the transfer, conveyance and/or assignment of any and all Transferred IP with any Governmental Entity and (ii) Buyer, and any other member of the

7 Americas 92425100 Buyer Group, will execute and deliver such further instruments and take all such other action as Seller may reasonably require for such member of the Buyer Group to assume the Assumed Liabilities. ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLER Except as set forth in the disclosure schedule provided by Seller to Buyer prior to the date hereof (the “Seller Disclosure Letter”), Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows. The Seller Disclosure Letter shall be arranged in sections corresponding to the Sections contained in this Article II. The disclosures in any section of the Seller Disclosure Letter shall qualify other Sections in this Article II only to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to other Sections. Section 2.01 Organization, Qualification and Corporate Power. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with all requisite power and authority to own, lease and operate its properties as presently owned, leased and operated and to carry on its business as presently conducted. Seller is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of the properties owned, leased or operated by it and the businesses transacted by it require such licensing or qualification. Section 2.01 of the Seller Disclosure Letter lists, as of the date hereof, all jurisdictions in which the property owned, leased or operated by Seller, or the nature of the business conducted by Seller makes such qualification necessary to the extent such qualification relates to any Acquired Asset, except for such failures to be so qualified that would not, individually or in the aggregate, have a Seller Material Adverse Effect. Seller has made available to Buyer prior to the date hereof copies of its organizational documents, in each case, as amended and in full force and effect as of the date hereof. Section 2.02 Title to Assets. Except as set forth on Section 2.02 of the Seller Disclosure Letter, Seller has good, valid and marketable title to the Acquired Assets, free and clear of any Encumbrances (other than Permitted Encumbrances). Upon the sale, conveyance, transfer, assignment and delivery of the Acquired Assets in accordance with this Agreement, Buyer will acquire good, valid and marketable title to the Acquired Assets, free and clear of any Encumbrances (other than Permitted Encumbrances). Seller has timely paid over to the appropriate Governmental Entity all amounts required to be paid over under all escheat and unclaimed property Laws and has substantially complied with all escheat and unclaimed property Laws. Section 2.03 Authority. Seller has all requisite corporate power and authority to execute and deliver (or cause to be executed and delivered) this Agreement, the Bill of Sale, the IP Assignment Agreements, the Transition Services Agreement, the Research and Testing Agreement, the Seller FDA Letter, the Seller Orphan Designation Letter and any other agreements, certificates or documents to which Seller is (or will be as of the Closing) a party (collectively, the “Related Agreements”) and to perform its obligations hereunder and under each of the Related Agreements to which it is (or will be as of the Closing) a party. The execution and delivery by Seller of this Agreement and each of the Related Agreements to which it is (or will be as of the Closing) a party and the performance by Seller of this Agreement and its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Seller and, other than the Seller Stockholder Approval, no other corporate or other proceedings or actions on the part of Seller, its board of directors (the “Seller Board”) or stockholders are necessary therefor. There are no appraisal or dissenters’ rights under applicable Law that are applicable to the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby by Seller. This Agreement has been, and each Related Agreement to which it is (or will be at Closing) a party will be, duly and validly executed and delivered by Seller and

8 Americas 92425100 (assuming this Agreement and each of the Related Agreements to which Buyer is (or will be at Closing) a party, constitutes the valid and binding obligation of Buyer) constitutes (or will constitute) a valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and by general principles of equity. Section 2.04 No Subsidiaries. Except for Concert Pharmaceuticals Securities Corporation and Concert Pharma U.K. Ltd., Seller has no Subsidiaries. Section 2.05 Non-Contravention; Consents. Neither the execution, delivery or performance of this Agreement by Seller or any of the Related Agreements to which Seller is (or will be at Closing) a party, nor the consummation by Seller of the transactions contemplated hereby or by the Related Agreements, will (with or without the giving of notice or the lapse of time, or both): (a) conflict with or violate any provision of the charter or bylaws or other organizational documents of Seller; (b) create any Encumbrance (other than a Permitted Encumbrance) upon any of the Acquired Assets; (c) require on the part of Seller any filing with, notice to, exemption from, or any Permit, authorization, consent or approval of, any Governmental Entity with respect to the Acquired Assets, except for (i) compliance by Seller with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and any other applicable Antitrust Laws, (ii) the Seller Orphan Designation Letter, (iii) the Seller FDA Letter and (iv) the filing of the Proxy Statement with the SEC in preliminary and definitive forms; (d) subject to obtaining the Third Party consents or providing the notices set forth on Section 5.02(h) of the Seller Disclosure Letter, conflict with, violate or result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, require any notice, right of first offer or refusal, consent or waiver under, or result in the loss of any right or privilege under, any Assigned Contract, or other instrument to which Seller is a party or by which any of the Acquired Assets are bound; or (e) conflict with or violate any Order or Law or other restriction of any Governmental Entity applicable to Seller, any of the Acquired Assets or any of the Assumed Liabilities, except, in the case of clauses (b) through (e) above, for such conflicts, breaches, defaults, consents, approvals, authorizations, declarations, filings or notices which would not reasonably be expected to have a Seller Material Adverse Effect. Section 2.06 Vote Required. The Seller Stockholder Approval is the only vote of the holders of any class or series of Seller’s capital stock necessary to consummate the transactions contemplated hereby. Section 2.07 Absence of Certain Changes. Since January 1, 2016, (a) Seller has owned, developed and operated the Acquired Assets in the Ordinary Course of the CF Enterprise, (b) there has not been any material damage, destruction or other casualty loss with respect to any Acquired Asset, whether or not covered by insurance and (c) there has not been any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect. Without limiting the generality of the foregoing, except for the transactions contemplated hereby, and except as set forth in Section 4.01(b) of the Seller Disclosure Letter, since January 1, 2016, Seller has not

9 Americas 92425100 taken any action that, had it been taken after the date of this Agreement, would be prohibited by the terms hereof. Section 2.08 Real Property. The Acquired Assets do not include any owned or leased real property. Section 2.09 Intellectual Property. (a) Section 2.09(a)(i) of the Seller Disclosure Letter sets forth a complete and correct list of all issued or registered Transferred IP and applications for registration of Transferred IP owned by Seller (“Registered Business IP”) and, specifying as to each such item, as applicable, the owner(s), jurisdiction of registration or application, the registration and/or application number and the date of registration and/or application. (b) The Assigned IP Contracts represent all of the Contracts to which Seller is party and that are related to the Transferred IP and no additional Contracts are necessary or useful for the ownership, Development, Manufacture, Commercialization and operation of the Acquired Assets as currently conducted. (c) Except as set forth on Section 2.09(c) of the Seller Disclosure Letter, Seller is the sole owner of all the rights, title and interest in the Transferred IP, free and clear of any and all claims, any requirement of any past (if outstanding), present or future royalty, milestone or other contingent payments, or Encumbrances (other than Permitted Encumbrances) to the Transferred IP. Seller has not transferred ownership of, or granted any license or right to use, or authorized the retention of any right or ownership interest in any Transferred IP to any Person. No Third Party IP is included in or required to exploit the Transferred IP as currently conducted or contemplated by Seller. Seller does not hold any trademarks related to the Transferred Products and, to the knowledge of Seller, there will be no impediment to Buyer’s use of the name CTP-656. Seller is entitled to grant all rights that it purports to grant with respect to the DCE Platform Know-How in Section 1.01(c). (d) The Transferred IP is sufficient for the conduct of the Development, Manufacture and Commercialization of CTP-656 after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all the rights, property and assets necessary to conduct in all material respects the Development, Manufacturing and Commercialization activities as currently conducted or contemplated by Seller. (e) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in the loss, forfeiture, termination, license, or impairment of, or give rise to any obligation to transfer or to create, change or abolish, or limit, terminate, or consent to the continued use by Buyer of any rights in any Transferred IP or material Third Party IP. (f) Except as set forth on Section 2.09(f) of the Seller Disclosure Letter, neither the use or practice of the Transferred IP relating to CTP-656 as currently used or practiced in the Ordinary Course of the ownership, Development and operation of the Acquired Assets infringes or misappropriates or otherwise violates, nor the use or practice of the Transferred IP relating to CTP-656 as used or practiced in the Ordinary Course infringed or misappropriated or otherwise violated any rights, other than rights that would be infringed, misappropriated or otherwise violated if ivacaftor were used or practiced in the same manner as CTP-656, in Intellectual Property of any Third Party (“Third Party IP”). (g) Except as set forth on Section 2.09(g) of the Seller Disclosure Letter, (i) the use, Manufacture or Commercialization of CTP-656 does not and will not, infringe, misappropriate or otherwise violate or conflict with any Third Party IP, and (ii) no claim, action, investigation or proceeding by or before any Governmental Entity is pending or, has been threatened claiming that the Manufacture or

10 Americas 92425100 Commercialization of the Transferred Products does or will infringe, misappropriate or otherwise violate or conflict with Third Party IP. (h) Except as set forth on Section 2.09(h) of the Seller Disclosure Letter, no claim has been asserted in writing to or is pending against Seller or any of its Affiliates and, to the knowledge of Seller, there have not been any threatened claims or demands against Seller alleging that any aspect of the use or practice of the Transferred IP or the ownership, Development, Manufacture, Commercialization and operation of the Acquired Assets as currently conducted infringes or misappropriates or would infringe the rights of others in or to any Third Party IP, or challenging the validity, enforceability, right to use or ownership of any Transferred IP. (i) Seller has not granted to any Third Party any license, ownership interest or right or option to or for the use of or under the Transferred IP. (j) Except as set forth on Section 2.09(j) of the Seller Disclosure Letter, there are no settlements, governmental consents or governmental contracts, judgments or governmental orders entered into by Seller or imposed upon Seller that restrict Seller’s rights to own or use any Transferred IP or permit any Third Parties to use any Transferred IP. (k) Except as set forth on Section 2.09(k) of the Seller Disclosure Letter, no Transferred IP was developed, in whole or in part (i) pursuant to or in connection with the development of any professional, technical or industry standard, (ii) under contract with or using the funding or resources of any Governmental Entity, academic institution or other entity or (iii) under any grants or other funding arrangements with Third Parties, including the Cystic Fibrosis Foundation Therapeutics Incorporated. Except as set forth on Section 2.09(k) of the Seller Disclosure Letter, no current or former employee, consultant or independent contractor of the Seller who was involved in, or who contributed to, the creation or development of any Transferred IP, has performed services for the government, a university, college, or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for Seller. (l) To the knowledge of Seller, there is no, nor has there been any, infringement, misappropriation, or other violations by any Third Party of any Transferred IP, and no such claims are pending or threatened by Seller against any Person with respect to the Transferred IP. (m) Seller has taken commercially reasonable steps and precautions to protect and maintain the Transferred IP, including to establish and preserve the confidentiality, secrecy and ownership of all of the Transferred IP for which it would be commercially reasonable to do so. No such Transferred IP has been disclosed to any Person other than Seller’s Representatives who are bound by confidentiality provisions and no employee, officer, director, consultant or advisor of Seller is in violation of any material term of any employment contract or any other Contract, or any restrictive covenant, relating to the right to use confidential information of others. (n) Except as indicated in Section 2.09(n) of the Seller Disclosure Letter, all Registered Business IP (i) has been duly maintained and has not been cancelled, allowed to expire, surrendered, or abandoned, and payment of all applicable maintenance fees for such Registered Business IP has been made and is current, (ii) is registered and/or recorded in the name of Seller, is in full force, has been duly applied for, prosecuted and registered in accordance with applicable Laws (including disclosure to the United States Patent and Trademark Office of all material prior art references); (iii) has no filings, payments or similar actions that must be taken within 120 days of the date hereof for the purposes of obtaining, maintaining, perfecting or renewing such registration of Registered Business IP; (iv) has no unsatisfied past or outstanding maintenance or renewal obligation; and (v) has not been and is not involved in any inter partes review, opposition, cancellation, interference, reissue, reexamination or

11 Americas 92425100 other similar proceeding. All Registered Business IP is subsisting and, except for any Registered Business IP that is a pending patent application, valid and enforceable. (o) Except as set forth on Section 2.09(o) of the Seller Disclosure Letter, each Person who has or had access to any trade secrets or confidential information contained in the Transferred IP is subject to a valid and binding written agreement requiring such Person to keep such information confidential. Each Person who has developed or is or was involved in the development of any Transferred IP owned or purported to be owned by Seller has signed a valid and binding agreement confirming that Seller owns such owned Transferred IP. (p) Except as set forth on Section 2.09(p) of the Seller Disclosure Letter, Seller has secured valid written present assignments from all consultants and employees who contributed to the creation or development of any Transferred IP owned or purported to be owned by Seller and of the rights to such contributions. (q) Section 2.09(q) of the Seller Disclosure Letter sets forth a list of the Transferred Products and the Development status of each such Transferred Product. Section 2.10 Contracts. (a) Section 2.10(a) of the Seller Disclosure Letter sets forth a complete and correct list of each Contract to which Seller or any of its Affiliates is a party that relates to the Acquired Assets and that is (each, a “Material Contract”): (i) a Contract providing for payments by or to any Person in excess of $100,000 over any twelve (12) month period; (ii) a Contract relating to any partnership, commercial collaboration or joint venture or other agreement involving a sharing of profits, losses, costs or Liabilities by Seller or any of its Affiliates with any other Person; (iii) a Contract with any Governmental Entity, other than any MTAs or CTAs; (iv) a Contract relating to the acquisition or disposition of any assets outside the Ordinary Course, including any securities purchase agreements, asset purchase agreements, merger agreements, business combination agreements and any earn-out or agreement for the deferred payment of purchase price entered into in connection therewith; (v) an Assigned Contract; (vi) a Contract relating to the manufacture, storage, distribution or commercialization of the Transferred Products; (vii) a Contract relating to the research or development of the Transferred Products, excluding any NDAs, MTAs and CTAs; (viii) a Contract that is a confidentiality or non-disclosure agreement, other than those related to business development activities (“NDAs”), material transfer (or other similar research) agreement (“MTAs”) or clinical trial agreement (“CTAs”); (ix) a Contract relating to the testing, auditing or controlling of the Transferred Products, including any pharmacovigilance Contracts and quality Contracts;

12 Americas 92425100 (x) a Contract that: (A) contains a covenant by Seller not to compete or otherwise limits the freedom of Seller from engaging in the research, ownership, operation, development, manufacture, distribution or commercialization of the Transferred Products; (B) grants any rights of exclusivity to any Person; (C) grants any right of first refusal, first offer, first negotiation or similar preferential right; (D) grants any “most favored customer,” “most favored supplier” or similar rights to any Person; or (E) contains a “requirements” obligation requiring Seller to purchase a designated portion of any type of material; or (xi) a Contract that is otherwise material to the Acquired Assets. (b) Each of the Material Contracts is in full force and effect and constitutes a legal, valid and binding agreement of Seller, and to the knowledge of Seller, each other party thereto, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally, and subject to general principles of equity. Neither Seller, nor, to the knowledge of Seller, any other party thereto is (with or without notice or lapse of time, or both) in material breach or default in the performance, observance or fulfillment of any obligation or covenant contained in any Material Contract, nor does there exist any condition which upon the passage of time or the giving of notice or both, would reasonably be expected to cause such material violation of or material default under or permit the termination or modification of, or acceleration of any obligation under, any Material Contract. Seller has not given or received written or, to the knowledge of Seller, oral notice to or from any Person relating to any such actual or alleged, breach or default. Seller has not received any written or, to the knowledge of Seller, oral notice from a Third Party stating that such Third Party intends to terminate any Material Contract and Seller has not waived any right under the Material Contracts. True and complete copies of all Material Contracts including all schedules, exhibits, appendices, amendments, modifications and waivers relating thereto have been made available to Buyer, except to the extent such Material Contracts have been redacted to (i) enable compliance with Laws relating to antitrust or the safeguarding of data privacy; (ii) comply with confidentiality obligations owed to Third Parties; or (iii) exclude information not related to the Acquired Assets. Section 2.11 Litigation. There is not, and has never been, a claim, complaint, action, suit, proceeding, hearing or investigation initiated or, to the knowledge of Seller, threatened, before any Governmental Entity or arbitral body relating to the Acquired Assets, Assumed Liabilities, the CF Enterprise, this Agreement or the transactions contemplated hereby (but excluding any claim, complaint, action, suit, proceeding, hearing or investigation solely relating to any Excluded Assets and any sealed qui tam cases). There are no outstanding Orders of any Governmental Entity or arbitral body affecting the Acquired Assets, Assumed Liabilities, the CF Enterprise, this Agreement or the transactions contemplated hereby. No product liability claims have been received in writing by Seller and, to the knowledge of Seller, no such claims have been threatened, in each case, with respect to the Transferred Products. Section 2.12 Regulatory Matters. (a) Seller holds all Permits required under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”), the Public Health Service Act of 1944, as amended (the “PHSA”), and the regulations of the United States Food and Drug Administration (the “FDA”) promulgated thereunder, and similar Laws of any other similar Governmental Entity (each a “Regulatory Authority”) required in connection with the Acquired Assets, including but not limited to the Seller’s Development, Manufacture, storage, distribution, import, and export of the Transferred Products (the “Acquired Assets Permits”). Seller is in compliance in all material respects with the terms of the Acquired Assets Permits. Seller has timely filed all material regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations, notices and other documents, together with any amendments required to be made with respect thereto, that each was required to file with any

13 Americas 92425100 Regulatory Authority related to the Acquired Assets (“Acquired Assets Regulatory Filings”), and has timely paid all Taxes, fees and assessments due and payable in connection therewith. All such Acquired Assets Regulatory Filings complied in all material respects with applicable Law. All such Acquired Assets Regulatory Filings are included within the Acquired Assets. (b) All preclinical and clinical studies or tests conducted by or on behalf of Seller related to the Acquired Assets have been conducted in compliance with applicable Law, rules, Regulatory Authority guidance, including the provisions of the FDA’s current good clinical practices regulations at 21 C.F.R. Parts 50, 54, 56 and 312 and the FDA’s current good laboratory practice regulations at 21 C.F.R. Part 58 and Laws and guidance restricting the use and disclosure of personal information, including but not limited to, individually identifiable health information. No clinical trial conducted by or on behalf of Seller has been terminated or suspended prior to completion for safety or other non-business reasons. Neither Seller nor, to the knowledge of Seller, any Third Party on behalf of Seller, has received any notices (whether in writing or otherwise) or other correspondence (including any warning letter, untitled letter, 483 observations or similar notices) from the FDA, any other Regulatory Authority or any institutional review board or ethics committee (i) requiring the termination, suspension or material modification of any clinical or pre-clinical studies or tests relating to the Transferred Products, or (ii) claiming that the ownership, operation, research, development, manufacture or use of the Acquired Assets is not in compliance with all applicable Laws, and, there is no action, proceeding or suit pending or, to the knowledge of Seller, threatened in writing (including any prosecution, injunction, seizure, civil fine, suspension or recall) relating to the foregoing. Seller has informed Buyer of all serious adverse drug reactions known to Seller and its Affiliates relating to the Transferred Products or their use. (c) Seller has not (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any other Regulatory Authority, (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority or (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy as set forth in Compliance Policy Guide Sec. 120.100, in each case, related to the Acquired Assets. As of the date of this Agreement, Seller is not the subject of any pending or threatened investigation related to the Acquired Assets by the (x) FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy, or (y) any other Regulatory Authority. None of Seller or any of its officers, employees, agents or clinical investigators has been suspended or debarred or convicted of any crime or engaged in any conduct that would reasonably be expected to result in (A) debarment under 21 U.S.C. § 335a or any similar Law or (B) exclusion under 42 U.S.C. § 1320a-7 or any similar Law, in each case, in connection with activities related to the Acquired Assets. (d) Seller’s Development, Manufacture, storage, distribution, import, and export of the Transferred Products is, and at all times has been, in compliance in all material respects with all applicable Laws. There has not been any replacement, “dear doctor” letter, investigator notice, safety notice, warning letter, untitled letter, inspectional observation or other written notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of the Transferred Products (“Safety Notice”) conducted by or on behalf of Seller or, to the knowledge of Seller, any Safety Notice conducted by or on behalf of any Third Party. To the knowledge of Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time) is reasonably likely to give rise to any material actual, alleged, possible or potential action to enjoin Development, Manufacture, storage, distribution, import or export of any Transferred Products. Seller has made available to Buyer copies of material complaints and notices of alleged defect or adverse reaction with respect to the Transferred Products that have been received in writing by Seller.

14 Americas 92425100 (e) Seller is not a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or other similar written agreements, in each case, entered into with or imposed by any Regulatory Authority and related to the Acquired Assets. (f) Seller is, and has been, in compliance with (i) all federal, state and local fraud and abuse laws, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.) and the regulations promulgated pursuant to such statutes; (ii) the FDCA, (iii) the Clinical Laboratory Improvement Amendments of 1988; (iv) the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information and Technology for Economic and Clinical Health Act, and the regulations promulgated pursuant thereto; (v) the PHSA and the regulations of the FDA promulgated thereunder; (vi) laws which are cause for exclusion from any federal health care program; and (vii) applicable requirements under any Permit or Laws, including applicable statutes and implementing regulations administered or enforced by the FDA or other Regulatory Authority, including provisions of the FDA’s current good manufacturing practice regulations at 21 C.F.R. Parts 210-211 and those relating to investigational use, premarket approval and applications or abbreviated applications to market the Acquired Assets. (g) All reports, documents, claims and notices required to be filed, maintained or furnished to the FDA or any other similar Regulatory Authority by Seller with respect to the Transferred Products have been so filed, maintained or furnished and were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing), except as would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the Acquired Assets, taken together as a whole. Section 2.13 Transferred Inventory. The Transferred Inventory has been manufactured, handled, maintained, packaged and stored, as applicable, at all times in compliance in all material respects with applicable Law. Section 2.13 of the Seller Disclosure Letter contains a complete and accurate list of the Transferred Inventory, including the quantity of each component, and sets forth the applicable shelf life for any active ingredients, and other raw materials included in Transferred Inventory that have a shelf life. Section 2.14 Product Liability. To the knowledge of Seller, there are no (i) defects in design of CTP-656 which would reasonably be expected to adversely affect performance or create a material risk of injury to persons or property or (ii) citations, decisions, adjudications or statements by any Governmental Entity or consent decrees stating that CTP-656 is defective or unsafe or fail to meet any standards promulgated by any such Governmental Entity. Section 2.15 Compliance with Laws. (a) Seller is, and has been, with respect to the CF Enterprise, Acquired Assets and Assumed Liabilities, in compliance in all material respects with all applicable Laws. Seller is not a party to, nor is subject to, non-compliance proceedings or the provisions of any material Order of any Governmental Entity. No notice, citation, summons or order has been issued to Seller or any of its Affiliates, no complaint has been filed and served, no penalty has been assessed and notice thereof given, and, to the knowledge of Seller, no investigation or review is pending or, to the knowledge of Seller, threatened against Seller by any Governmental Entity with respect to any alleged, actual, possible or potential violation, or failure to comply with by Seller of any Law applicable to the CF Enterprise, Acquired Assets or Assumed Liabilities. (b) Set forth on Section 2.15(b) of the Seller Disclosure Letter are all Permits held by Seller that are required in connection with the ownership, operation or Development of the Acquired Assets as currently owned, operated and Developed, each of which is valid and in full force and effect, and none of such Permits will lapse, terminate, expire or otherwise be impaired as a result of the execution or delivery of this Agreement or the Related Agreements by Seller or the consummation of the

15 Americas 92425100 transactions contemplated hereby and thereby. Except for the Transferred Permits, there are no Permits, whether written or oral, necessary or required in connection with the ownership, operation or Development of the Acquired Assets as currently owned, operated and Developed. No notice, citation, summons or order has been issued, no complaint has been filed and served, no penalty has been assessed and notice thereof given, and no investigation or review is pending or, to the knowledge of Seller, threatened against Seller by any Governmental Entity with respect to any alleged, actual, possible or potential violation, failure to comply with, or failure to have, any Permit required in connection with the Acquired Assets. No event has occurred or circumstance exists that (with or without notice or lapse of time) is reasonably likely to give rise to the loss of or refusal to renew the Transferred Permits. Section 2.16 Compliance with Anti-Bribery Laws (a) Neither Seller nor any its Representatives or Affiliates, or any other Person acting on behalf of Seller, has: (i) made, authorized, offered or promised to make any payment, gift or transfer of anything of value, directly, indirectly or through a third party, to or for the use or benefit of any Official for the purpose of (a) unlawfully influencing any act, decision, or failure to act by an Official in his or her official capacity; or (b) inducing such Official to use unlawfully his or her influence with any Governmental Entity to affect any act or decision of the Governmental Entity in order to obtain, retain, or direct business or secure an improper advantage, in each case related to the Acquired Assets; (ii) made, authorized, offered or promised to make any payment, gift or transfer of anything of value, directly, indirectly or through a third party, to another individual in exchange for (or as a reward for) improper performance of a relevant function or activity related to the Acquired Assets; (iii) requested, accepted or agreed to accept a financial or other advantage, either directly or through a third party, in exchange for (or as a reward for) improper performance of a relevant function or activity related to the Acquired Assets; or (iv) made, authorized, offered or promised to make any unlawful bribe, rebate, payoff, influence payment or kickback or has taken any other action related to the Acquired Assets that would violate any Anti-Bribery Law binding on such Person or in effect in any jurisdiction in which such action is taken. (b) Seller maintains books, records, and accounts that, in reasonable detail, accurately and fairly reflect in all material respects its transactions and dispositions of its assets, and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) its transactions related to the Acquired Assets are executed and its funds are expended in accordance with its management’s authorization; (ii) its transactions related to the Acquired Assets are recorded as necessary to permit preparation of its financial statements in conformity with GAAP; and (iii) access to the Acquired Assets is permitted in accordance with its management’s authorization. (c) The ownership, Development, Manufacture, Commercialization and operation of the Acquired Assets has been in compliance with all Anti-Bribery Laws to which the ownership,

16 Americas 92425100 Development, Manufacture, Commercialization and operation of the Acquired Assets are subject, as applicable, and Seller has engaged only in lawful business practices, in each case, in all material respects. Section 2.17 Brokers’ Fees. No agent, broker, finder or investment banker other than Aquilo Partners, L.P. is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by, or on behalf of, Seller. Seller is solely responsible for the fees and expenses of any such agent, broker, finder or investment banker. Section 2.18 Sufficiency of Assets. The Acquired Assets constitute a conveyance to Buyer, free and clear of any Encumbrance, other than Permitted Encumbrances, of all of the rights, property and assets that are owned, licensed or controlled by Seller or any of its Affiliates as of the Closing Date and that are necessary or useful for the ownership, Development, Manufacture, Commercialization and operation of the CF Enterprise. None of the Excluded Assets (including those set forth in Section 1.01(b) of the Seller Disclosure Letter), other than the DCE Platform Know-How, are necessary or useful for the ownership, Development, Manufacture, Commercialization and operation of the CF Enterprise. Immediately after the Closing, no Person shall have any right, title or interest in or right to use any of the Acquired Assets, other than Buyer. Immediately after the Closing, Buyer will own all assets that are used, held for use or necessary or useful for the ownership, Development, Manufacture, Commercialization and operation of the CF Enterprise, free and clear of any Encumbrance, other than Permitted Encumbrances. Section 2.19 Solvency. Assuming satisfaction of the conditions to this Agreement and after giving effect to the transactions contemplated hereby, the assumption or retention (as applicable) of the Excluded Liabilities by Seller and its Affiliates, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses, Seller and its Affiliates (on a consolidated basis) are not insolvent as of the Closing Date and the consummation of the transactions contemplated hereby shall not render Seller insolvent. As used herein, “insolvent” means the sum of Seller’s debts and other probable Liabilities exceeds the present fair saleable value of Seller’s assets. Seller has no current plans to file and prosecute a petition for relief under Chapter 11 or 7 of the United States Bankruptcy Code. Section 2.20 Board Approval. The Seller Board, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way (the “Seller Board Approval”), has (i) declared that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Seller and the stockholders of Seller, (ii) approved this Agreement and the transactions contemplated hereby, (iii) recommended that the stockholders of Seller approve this Agreement and the transactions contemplated hereby and (iv) directed that this Agreement and the transactions contemplated hereunder be submitted to Seller’s stockholders for their approval. No member of the Seller Board has voted against any of the foregoing. Section 2.21 Information Supplied. The information supplied by Seller for inclusion in the Proxy Statement will not, as of the date the Proxy Statement is first mailed to the stockholders of Seller, and at the time of the Seller Special Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing sentence, Seller makes no representation or warranty with respect to any information supplied by Buyer or any of its Representatives for inclusion in the Proxy Statement. The Proxy Statement, when filed, will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

17 Americas 92425100 Section 2.22 No Misrepresentation. To the knowledge of Seller, no representation or warranty or other statement made by Seller in this Agreement, the Seller Disclosure Letter, the certificates or documents delivered pursuant to Section 1.03(b) or otherwise in connection with the contemplated transactions contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading. Seller does not have any knowledge of any fact related to the Acquired Assets that would reasonably be expected to materially adversely affect the assets, business, financial condition, or results of operations of the CF Enterprise that has not been set forth in this Agreement or the Seller Disclosure Letter. Section 2.23 Disclaimer. Neither Seller nor any of its Affiliates or their respective Representatives has made, or shall be deemed to have made, any representation or warranty, express or implied, at law or in equity, in respect of Seller, the CF Enterprise, the Acquired Assets or the Assumed Liabilities, other than those expressly made by seller in this Article II, the certificate delivered pursuant to Section 5.02(c) or in one of the Related Agreements. ARTICLE III REPRESENTATIONS AND WARRANTIES OF BUYER Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date that: Section 3.01 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Section 3.02 Authorization of Transaction. Buyer has all requisite corporate power and authority to execute and deliver (or cause to be executed and delivered) this Agreement and each of the Related Agreements to which Buyer is (or will be as of the Closing) a party and to perform its obligations hereunder and under each of the Related Agreements to which it is (or will be as of the Closing) a party. The execution and delivery by Buyer of this Agreement and each of the Related Agreements to which it is (or will be as of the Closing) a party and the performance by Buyer of this Agreement and its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Buyer and no other corporate or other proceedings or actions on the part of Buyer, its board of directors or stockholders are necessary therefor. This Agreement has been, and each Related Agreement to which it is (or will be at Closing) a party will be, duly and validly executed and delivered by Buyer and (assuming this Agreement and each of the Related Agreements to which Seller is (or will be at Closing) a party, constitutes the valid and binding obligation of Seller) constitutes (or will constitute) a valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights of creditors generally and by general principles of equity. Section 3.03 Noncontravention; Consents. Neither the execution, delivery or performance of this Agreement by Buyer or any of the Related Agreements to which Buyer is (or will be at Closing) a party, nor the consummation by Buyer of the transactions contemplated hereby or by the Related Agreements, will (with or without the giving of notice or the lapse of time, or both): (a) conflict with or violate any provision of the charter or bylaws or other organizational documents of Buyer; (b) require on the part of Buyer any filing with, notice to, exemption from, or any Permit, authorization, consent or approval of, any Governmental Entity with respect to the Acquired

18 Americas 92425100 Assets, except for (i) compliance by Buyer with the applicable requirements of the HSR Act and any other applicable Antitrust Laws, (ii) the Buyer Orphan Designation Letter, and (iii) the Buyer FDA Letter; (c) conflict with, violate or result in a breach of, constitute a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, require any notice, right of first offer or refusal, consent or waiver under, or result in the loss of any right or privilege under, any Contract to which Buyer is a party or by which Buyer is bound or to which any of its assets are subject, except which do not, and would not reasonably be expected to, materially and adversely affect Buyer’s ability to consummate the transactions contemplated hereby; or (d) conflict with or violate any Order or Law or other restriction of any Governmental Entity applicable to Buyer or any of its properties or assets; except, in the case of clauses (b) through (d) of this Section 3.03, for such conflicts, breaches, defaults, consents, approvals, authorizations, declarations, filings or notices which would reasonably be expected to have a Buyer Material Adverse Effect. Section 3.04 Broker’s Fees. No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by, or on behalf of, Buyer. Buyer is solely responsible for the fees and expenses of any such agent, broker, finder or investment banker. Section 3.05 Litigation. There is no claim, complaint, action, suit, proceeding, hearing or investigation initiated, or, to the knowledge of Buyer, threatened, before any Governmental Entity or arbitral body against Buyer (but excluding any claim, complaint, action, suit, proceeding, hearing or investigation relating to sealed qui tam cases) which would adversely affect Buyer’s performance under this Agreement or any Related Agreement or the consummation of the transactions contemplated by this Agreement or any Related Agreement. There are no outstanding Orders of any Governmental Entity or arbitral body against Buyer which would adversely affect Buyer’s performance under this Agreement or any Related Agreement or the consummation of the transactions contemplated by this Agreement or any Related Agreement. Section 3.06 Sufficiency of Funds. As of the date hereof, Buyer has, and at all times until the satisfaction of all of its obligations under this Agreement will have, sufficient cash, available lines of credit or other sources of immediately available funds on hand to enable it perform all of its obligations under this Agreement. Section 3.07 Information Supplied. The information supplied by Buyer for inclusion in the Proxy Statement will not, as of the date the Proxy Statement is first mailed to the stockholders of Seller, and at the time of the Seller Special Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing sentence, Buyer makes no representation or warranty with respect to any information supplied by Seller or any of its Representatives for inclusion in the Proxy Statement. The information supplied by Buyer for inclusion in the Proxy Statement will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Section 3.08 Solvency. Assuming satisfaction of the conditions to this Agreement and after giving effect to the transactions contemplated hereby, the assumption or retention (as applicable) of the Assumed Liabilities by Buyer, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses, neither the Buyer nor the Guarantor will be insolvent as of the Closing Date and the consummation of the

19 Americas 92425100 transactions contemplated by this Agreement and the Related Agreements shall not render Buyer or the Guarantor insolvent. As used herein, “insolvent” means the sum of the debts and other probable Liabilities of the Buyer exceeds the present fair saleable value of the assets of the Buyer. Neither Buyer nor the Guarantor has current plans to file and prosecute a petition for relief under Chapter 11 or 7 of the United States Bankruptcy Code or any similar foreign Laws. Section 3.09 Limited Representations. Buyer acknowledges, for itself and on behalf of its Affiliates, that none of Seller, its Affiliates or their respective Representatives or any other Person acting on their behalf has made any representation or warranty regarding the CF Enterprise, the Acquired Assets, the Assumed Liabilities or the transactions contemplated by this Agreement, except as expressly set forth in Article II, the certificate delivered pursuant to Section 5.02(c) or in one of the Related Agreements. Buyer acknowledges that, to the extent provided by Seller, none of Seller, its Affiliates or their respective Representatives thereof makes any representation or warranty with respect to any estimates, projections, forecasts or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans). ARTICLE IV PRE-CLOSING COVENANTS Section 4.01 Operation of Business. (a) Except as otherwise consented to in writing by Buyer, as set forth on Section 4.01 of the Seller Disclosure Letter, the Research and Testing Agreement or as required by applicable Law or Order, or as expressly contemplated by this Agreement, during the period from the date of this Agreement until the Closing Date or the date, if any, on which this Agreement is earlier validly terminated pursuant to Section 7.01 (the “Pre-Closing Period”), Seller shall: (i) use commercially reasonable efforts to preserve the CF Enterprise and operate the Acquired Assets in the Ordinary Course; and (ii) not materially deviate from the planned re-stocking of Transferred Inventory summarized on Section 4.01(a)(ii) of the Seller Disclosure Letter unless such material deviation is the result of a circumstance outside of Seller’s control and to which Seller did not contribute. Seller shall promptly notify Buyer once it becomes aware of any actual or expected material deviation. (b) Except (1) as set forth on Section 4.01(b) of the Seller Disclosure Letter or as required by this Agreement, (2) as required by applicable Law or Order, or (3) with the written consent of Buyer, such consent not to unreasonably be withheld, conditioned or delayed, Seller shall not: (i) sell, lease, abandon or otherwise dispose of or permit any Encumbrance (other than Permitted Encumbrances) on any Acquired Asset, except inventory in the Ordinary Course; (ii) acquire any properties or assets that constitute Acquired Assets, either tangible or intangible, other than in the Ordinary Course; (iii) (A) settle or commence any claim, complaint, action, suit, proceeding, hearing or investigation; or (B) waive any claims or rights, in either case in a manner that would constitute an Assumed Liability or with respect to the Acquired Assets, except, after reasonable consultation with Buyer, claims or rights relating to any Transaction

20 Americas 92425100 Litigation that would not reasonably be expected to impair or adversely affect the Acquired Assets; (iv) fail to pay in the Ordinary Course all payables and other Liabilities, in each case, that would constitute Assumed Liabilities, when due; (v) (A) enter into, extend, modify, amend, terminate or renew or waive any right or remedy under any Assigned Contract (or any Contract that would be an Assigned Contract if entered into prior to the date hereof) or (B) knowingly take, or fail to take, any action that would constitute a breach, violate the terms, conditions or provisions of, or result in a default under, or give to others any rights of termination, amendment, acceleration or cancellation of any Assigned Contract; (vi) except as otherwise expressly permitted or required under this Agreement, terminate or materially modify any ongoing clinical trial with respect to the Transferred Products; (vii) take any action which would reasonably be likely to impair Buyer’s rights in the Acquired Assets; (viii) fail to maintain material insurance policies currently maintained by or on behalf of Seller or covering the Acquired Assets or the Assumed Liabilities unless comparable replacement policies with substantially similar coverage areas and amounts are procured; (ix) fail to comply with all Laws applicable to the Acquired Assets and the Assumed Liabilities in all material respects; (x) terminate or fail to maintain or renew any Transferred Permits; (xi) dispose of or permit to lapse any Transferred IP; or (xii) enter into any agreement, or otherwise become obligated, to do any action prohibited under clauses (i) – (xi) of this Section 4.01(b). Section 4.02 Access. During the Pre-Closing Period, Seller shall keep Buyer informed of all material developments relevant to the ownership, Development, Manufacture, Commercialization and operation of the Acquired Assets and its ability to consummate the transactions contemplated hereby, including with respect to the items set forth on Section 4.02 of the Seller Disclosure Letter. During the Pre-Closing Period, subject to (a) compliance with applicable Laws and (b) any established legal privilege, Seller shall permit (or cause to be permitted) the Representatives of Buyer, at Buyer’s expense, to have reasonable access (at reasonable times, on reasonable prior written notice and in a manner so as not to unreasonably disrupt the normal business operations of Seller or its Affiliates) to the premises, properties, financial and accounting records, employees, Contracts, and other records and documents, of or pertaining to the CF Enterprise, the Acquired Assets and the Assumed Liabilities, and such other relevant information and materials as may be reasonably requested. Buyer acknowledges that it remains bound by the amended and restated mutual confidentiality agreement, dated August 5, 2016, entered into between Buyer and Seller (the “Confidentiality Agreement”), provided that Buyer shall be authorized to engage in discussions with, and disclose confidential information (as defined in the Confidentiality Agreement) to, (i) Regulatory Authorities in connection with its post-closing integration planning and (ii) such other third-parties as may be required in connection with the conduct of activities under the Research and Testing Agreement. Prior to the Closing, except as contemplated by the Research and Testing Agreement, Buyer shall not, and shall cause each member of the Buyer Group and their respective

21 Americas 92425100 Representatives not to, contact or communicate with the employees, customers and suppliers of Seller or any of their respective Affiliates in connection with the transactions contemplated by this Agreement without the prior written consent of Seller. Section 4.03 Governmental Approvals and Consents. (a) Subject to the terms and conditions of this Agreement (including Section 4.03(f)), each Party will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to satisfy the conditions to Closing set forth herein and consummate the transactions contemplated hereby as soon as practicable after the date of this Agreement and in any event no later than the Outside Date, including (x) preparing and filing, in consultation with the other Party and as promptly as practicable and advisable after the date of this Agreement, all documentation (A) to effect all necessary applications, notices, petitions and other filings and (B) to obtain all waiting period expirations or terminations, registrations, permits and authorizations necessary or advisable to be obtained from any Governmental Entity in order to consummate the transactions contemplated hereby and (y) taking all steps as may be necessary to obtain all waiting period expirations or terminations, registrations, permits and authorizations, including defending or contesting any suit, action, legal proceeding or claim brought by a Third Party, including any Governmental Entities, that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated hereby. In furtherance and not in limitation of the foregoing, each Party agrees (i) to make all necessary applications, notices, petitions and filings required (and thereafter make any other required submissions and respond as promptly as practicable to any requests for additional information or documentary material) with respect to this Agreement or the transactions contemplated hereby with the Antitrust Division of the Department of Justice (the “DOJ”) and the Federal Trade Commission (the “FTC”) on a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable, and in any event within ten (10) Business Days after the execution of this Agreement (unless another date is mutually agreed between the Parties), and any other Governmental Entity under any other applicable Antitrust Law and (ii) to promptly determine whether any other filings are required to be made with, and whether any other consents, approvals, Permits or authorizations are required to be obtained from, any Governmental Entity under any other applicable Law in connection with the transactions contemplated hereby, and if so, to promptly prepare and file any such filings and to seek any such other consents, approvals, permits or authorizations (the filings described in the foregoing clauses (i) and (ii) collectively, “Regulatory Filings”). All filing fees required in connection with the Regulatory Filings shall be borne by Buyer. (b) In connection with, and without limiting, the efforts or the obligations of the Parties under Section 4.03(a) but subject to Section 4.03(f), each of Buyer and Seller shall, to the extent permitted by applicable Law and not prohibited by the applicable Governmental Entity, (i) cooperate and coordinate in all respects with the other in the making of Regulatory Filings (including, to the extent permitted by applicable Law, providing copies, or portions thereof, of all such documents to the non-filing Parties prior to filing and considering all reasonable additions, deletions or changes suggested by the non-filing Parties in connection therewith) and in connection with resolving any investigation, request or other inquiry of any Governmental Entity under any applicable Law with respect to any such filing, (ii) supply the other Party and its counsel, as applicable, with any information and reasonable assistance that may be required or reasonably requested in connection with the making of such filings, including, within the time allowed by the relevant Governmental Entity and under applicable Law, any additional or supplemental information that may be required or reasonably requested by the FTC, the DOJ and the relevant Governmental Entities in any applicable jurisdiction in which any such filing is made under any other applicable Law and (iii) use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all

22 Americas 92425100 things necessary, proper or advisable to obtain the expiration or termination of the applicable waiting periods (and any extension thereof) under the HSR Act or any other Antitrust Law (the “Antitrust Approvals”), in each case as soon as practicable, and to avoid any impediment to the consummation of the transactions contemplated hereby under any applicable Law, including using commercially reasonable efforts to take all such action as reasonably may be necessary to resolve such objections, if any, as the FTC, the DOJ or any other Governmental Entity or Person may assert with respect to the transactions contemplated hereby. Notwithstanding anything to the contrary in this Section 4.03(b), none of Buyer, on the one hand, or Seller, on the other hand, shall be required to agree to any term or take or refrain from taking any action in connection with obtaining the Antitrust Approvals that is not conditioned upon the consummation of the transactions contemplated hereby. (c) Each of Buyer, on the one hand, and Seller, on the other hand, shall, to the extent practicable and unless prohibited by applicable Law or by the applicable Governmental Entity, promptly inform the other of any material communication from any Governmental Entity regarding any of the transactions contemplated hereby in connection with any Regulatory Filings or investigations with, by or before any Governmental Entity relating to this Agreement or the transactions contemplated hereby, including any claims, complaints, actions, suits, proceedings, hearings or investigations initiated by a private party. If any Party or affiliate thereof shall receive a request for additional information or documentary material from any Governmental Entity with respect to a Regulatory Filing, then such Party shall, subject to Section 4.03(f), use its commercially reasonable efforts to make, or cause to be made, as soon as reasonably practicable, an appropriate response in compliance with such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Entity, the Parties will (i) give each other reasonable advance notice of all meetings with any Governmental Entity relating to the transactions contemplated hereby, (ii) give each other an opportunity to participate in each of such meetings, (iii) keep the other Party reasonably apprised with respect to any material communications with any Governmental Entity regarding the transactions contemplated hereby, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Entity, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all material written communications (including applications, analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Entity regarding the transactions contemplated hereby and (vi) provide each other (or counsel of each Party, as appropriate) with copies of all material written communications to or from any Governmental Entity relating to the transactions contemplated hereby. Any such disclosures, rights to participate or provisions of information by one Party to the other may be made on a counsel-only basis to the extent required under applicable Law. It is acknowledged and agreed that, subject to the provisions of this Section 4.03(c) and except where prohibited by applicable Law, Buyer shall have sole responsibility for determining strategy with respect to the Antitrust Approvals. (d) Buyer will not extend any waiting period under the HSR Act (by pull and refile, or otherwise) or any other Antitrust Laws or enter into any agreement with the FTC, the DOJ or any other Governmental Entity not to consummate the transactions contemplated hereby, except with the prior written consent of Seller. Neither Buyer nor Seller shall, nor shall they permit their respective Subsidiaries to, acquire or agree to acquire any business, Person or division thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to, or the consummation of, such acquisition could reasonably be expected to increase the risk of not obtaining the applicable consent, clearance, approval, authorization or waiver under the HSR Act or any Antitrust Law with respect to the transactions contemplated hereby.

23 Americas 92425100 (e) Subject to Section 4.03(f), each of Buyer and Seller shall use its commercially reasonable efforts to obtain all of its respective consents, waivers, authorizations and approvals of all Third Parties (other than Governmental Entities, which are the subject of clauses (a)-(d) above) necessary, proper or advisable for the consummation of the transactions contemplated hereby and to provide any notices to Third Parties required to be provided by it prior to the Closing. (f) Nothing contained in this Section 4.03 or in any other provision of this Agreement shall be construed as requiring Buyer to agree to any terms or conditions as a condition to, or in connection with, obtaining any Antitrust Approval that would (i) impose any limitations on Buyer’s ownership or operation of all or any portion of the Acquired Assets or all or any portion of its or its Subsidiaries’, businesses or assets, or compel Buyer or any of its Subsidiaries to dispose of or hold separate all or any portion of the Acquired Assets or any portion of its or its Subsidiaries’, businesses or assets, (ii) impose any limitations on the ability of Buyer to acquire or hold or to exercise full rights of ownership of the Acquired Assets, (iii) impose any obligations on Buyer or any of its Subsidiaries in respect of or relating to Buyer’s or any of its Subsidiaries’ facilities, operations, places of business, employment levels, products or businesses, (iv) require Buyer or any of its Subsidiaries to make any payments or (v) impose any other obligation, restriction, limitation, qualification or other condition on Buyer or any of its Subsidiaries (other than, with respect to clauses (iii), (iv) and (v), such terms or conditions as are reasonable and relate to the Ordinary Course and that are imposed by a Governmental Entity with power and authority to grant the Antitrust Approvals, and which, individually or in the aggregate, do not competitively disadvantage Buyer or any of its Subsidiaries) (any such term or condition in (i) through (v) being referred to herein as a “Burdensome Term or Condition”). (g) Notwithstanding anything herein to the contrary, in no event shall Seller or any of its Subsidiaries agree to any obligation, restriction, requirement, limitation, qualification, condition, remedy or other action relating to the Antitrust Approvals without the prior written consent of Buyer; provided, that notwithstanding the foregoing (i) it is understood and agreed that any failure by Seller to agree to any such obligation, restriction, requirement, limitation, qualification, condition, remedy or other action by reason of Buyer’s withholding its written consent from Seller to do so shall not constitute a breach of this Section 4.03 by Seller and (ii) Buyer shall be required to provide its written consent to Seller agreeing to any such obligation, restriction, requirement, limitation, qualification, condition, remedy or other action to the extent it would not, individually, or together with any other such obligation, restriction, requirement, limitation, qualification, condition, remedy or other action, impose a Burdensome Term or Condition. Section 4.04 Notices of Certain Events. During the Pre-Closing Period, Seller and Buyer shall promptly notify the other Party of any of the following after gaining knowledge thereof: (a) any material actions, suits, claims or proceedings in connection with the transactions contemplated by this Agreement commenced or threatened against Seller relating to the Acquired Assets or the Assumed Liabilities, or Buyer, as the case may be; (b) the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause any condition set forth in Article V of this Agreement not to be satisfied; (c) the occurrence or existence of any fact, circumstance or event which could result in any representation or warranty made by Seller in this Agreement or any exhibit, schedule or certificate or delivered herewith, to be untrue or inaccurate in any material respect; (d) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

24 Americas 92425100 (e) any oral or written communication Seller receives from any Governmental Entity with respect to the Acquired Assets, the Assumed Liabilities or the transactions contemplated hereby; (f) the occurrence of any event, circumstance, development, state of facts, occurrence, change or Effect which has had a Seller Material Adverse Effect or the occurrence or non- occurrence of any event, circumstance, development, state of facts, occurrence, change or effect which would reasonably be expected, individually or in the aggregate to result in a Seller Material Adverse Effect; and (g) any filings, payments or similar actions that must be taken within 120 days of the Closing Date for the purposes of obtaining, maintaining, perfecting or renewing registration of Registered IP. If Seller provides a notification pursuant to this Section 4.04(a), (b), (c), (f) and (g) prior to the Closing, Seller shall also, by notice in accordance with the terms of this Agreement, supplement or amend the Seller Disclosure Letter (each, a “Supplement”), in order to correct any matter that first arises after the date hereof which may constitute a breach of any representation, warranty, agreement or covenant contained herein. If Buyer does not provide a written termination notice pursuant to Section 7.01(h) within five (5) Business Days after the expiration of the thirty (30) day cure period set forth in Section 7.01(b), Buyer shall be deemed to have waived its rights (i) to terminate this Agreement pursuant to Section 7.01(b) and (ii) to seek indemnification from Seller in accordance with Section 6.02, in each case, solely with respect to the subject matter of such Supplement. Section 4.05 Release of Encumbrances. Seller shall take all actions required of Seller to cause any Encumbrance, other than Permitted Encumbrances, on the Acquired Assets to be terminated and released as of the Closing. For the avoidance of doubt, nothing in this Section 4.05 modifies Seller’s obligation to deliver the Acquired Assets free and clear of all Encumbrances, other than Permitted Encumbrances. Section 4.06 No Solicitation by Seller; Seller Board Recommendation. (a) During the Pre-Closing Period, Seller shall not, and shall cause its Subsidiaries and their respective Representatives not to, directly or indirectly, solicit, initiate, knowingly encourage or knowingly facilitate, or furnish or disclose non-public information in furtherance of, any inquiries that would reasonably be expected to lead to, or the making of any proposal or offer to implement, any Alternative Transaction, or negotiate or otherwise engage in discussions with any Person (other than Buyer or its Representatives) with respect to any Alternative Transaction, or approve, recommend or authorize any Alternative Transaction, or enter into any agreement, arrangement or understanding with respect to any Alternative Transaction or requiring it to abandon, terminate or fail to consummate the sale of the Acquired Assets in accordance with the terms hereof; provided, that at any time prior to receipt of the Seller Stockholder Approval (and in no event after receipt of the Seller Stockholder Approval), Seller may furnish information or afford access to, and negotiate or otherwise engage in discussions with, any Third Party who delivers a bona fide written proposal for an Alternative Transaction that was not solicited after the date of this Agreement or in violation of this Section 4.06, if and so long as the Seller Board determines in good faith after consultation with its outside legal counsel that failure to take such action would be reasonably likely to be inconsistent with the Seller Board’s fiduciary duties under Delaware Law and determines in good faith that such a proposal is, or would reasonably be expected to lead to, a Superior Proposal. (b) During the Pre-Closing Period, Seller shall notify Buyer promptly (but in any event within 24 hours) of any inquiries, proposals or offers received by, or any discussions or negotiations sought to be initiated or continued with, Seller or any of its Representatives, in each case relating to an

25 Americas 92425100 Alternative Transaction, indicating the name of such Person and providing to Buyer a summary of the material terms of such proposal or offer for an Alternative Transaction. Prior to providing any information or data to, or entering into any negotiations or discussions with, any Person in connection with a proposal or offer for an Alternative Transaction, Seller shall receive from such Person an executed confidentiality agreement containing confidentiality terms and provisions at least as restrictive as those contained in the Confidentiality Agreement (which shall not preclude discussions or negotiations relating to the proposal or offer from such Person and which shall not contain any exclusivity provision or other term that would restrict, in any manner, Seller’s ability to consummate the transactions contemplated by this Agreement). Seller agrees that it will keep Buyer reasonably informed, on a reasonably prompt basis, of the status and material terms of any such proposals or offers (including any material developments) in respect of any such discussions or negotiations and that it will deliver to Buyer a summary of any material changes to any such proposals or offers and all nonpublic information being furnished to such Person not previously provided to Buyer. (c) Seller agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Third Parties conducted prior to the date of this Agreement with respect to any Alternative Transaction (and promptly terminate all physical and electronic data room access previously granted to any such Third Party) and will not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party and shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement. (d) Notwithstanding anything in this Section 4.06 or Section 4.07 to the contrary, at any time prior to the receipt of the Seller Stockholder Approval (and in no event after the receipt of the Seller Stockholder Approval), the Seller Board may (i) effect a Seller Change of Recommendation in response to a Seller Intervening Event or (ii) effect a Seller Change of Recommendation and, subject to compliance with this Section 4.06 and Section 7.01(g), terminate this Agreement in accordance with Section 7.01(g), following receipt of an unsolicited bona fide written proposal for an Alternative Transaction after the date of this Agreement, which the Seller Board determines in good faith by resolution duly adopted after consultation with its outside legal counsel is a Superior Proposal, in each case with respect to clauses (i) and (ii), if and only if the Seller Board determines in good faith after consultation with its outside legal counsel that such action would be reasonably likely to be inconsistent with the Seller Board’s fiduciary duties under Delaware Law and Seller has complied in all material respects with the applicable provisions of this Section 4.06 with respect thereto. Prior to effecting a Seller Change of Recommendation or Seller Change of Recommendation and termination of this Agreement in accordance with Section 7.01(g) as provided above, Seller shall provide Buyer with five (5) Business Days’ prior written notice (it being understood and agreed that any amendment to the financial terms or any other material term of such applicable Alternative Transaction or any change to the material facts or circumstances relating to such Seller Intervening Event shall, in each case, require a new written notice and a new three (3) Business Day period commencing at the time of such new notice) advising Buyer of Seller’s intention to effect a Seller Change of Recommendation or Seller Change of Recommendation and termination of this Agreement in accordance with Section 7.01(g) as provided above, and specifying in reasonable detail (i) in the case of an Alternative Transaction, the material terms and conditions of, and the identity of any Person proposing, such Alternative Transaction or (ii) in the case of a Seller Intervening Event, the material facts and circumstances relating to such Seller Intervening Event, and that Seller shall, during such time and if requested by Buyer, engage in good faith negotiations with Buyer (including by making its officers and its legal advisors reasonably available to negotiate) to amend this Agreement (x) such that the proposed Alternative Transaction would no longer constitute a Superior Proposal or (y) in a manner that obviates the need to effect a Seller Change of Recommendation, as applicable. The Parties agree that nothing in this Section 4.06 shall in any way limit or otherwise affect Buyer’s right to terminate this Agreement pursuant to Section 7.01(d) at such time as the requirements of such subsection have been met. Any such Seller Change of Recommendation shall not change the

26 Americas 92425100 approval of this Agreement or any other approval of the Seller Board in any respect that would have the effect of causing any state corporate takeover statute or other similar statute to be applicable to the transactions contemplated hereby. Notwithstanding any Seller Change of Recommendation, if this Agreement is not otherwise terminated by either Party in accordance with the terms hereof, this Agreement shall be submitted to the stockholders of Seller at the Seller Special Meeting for the purpose of voting on the authorization of this Agreement and the transactions consummated hereby, and nothing contained herein, including any rights of Seller to take certain actions pursuant to Section 4.06, shall be deemed to relieve Seller of such obligation. Nothing contained in this Agreement shall prohibit Seller from (A) complying with Rule 14a-9, Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act; provided, that any such action made that relates to an Alternative Transaction shall be deemed to be a Seller Change of Recommendation unless the Seller Board recommends against the Alternative Transaction and reaffirms the Seller Board Recommendation in connection with such action, (B) making any disclosure to the stockholders of Seller if the Seller Board determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the Seller Board’s fiduciary duties under Delaware Law or (C) informing any Person of the existence of the provisions contained in this Section 4.06; provided, however, that neither the Seller Board nor any committee thereof shall, except as expressly permitted by this Section 4.06(d), effect any Seller Change of Recommendation, it being understood that a “stop, look and listen” communication to the stockholders of Seller pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication to the stockholders of Seller) shall not be deemed to be or constitute a Seller Change of Recommendation. Section 4.07 Preparation of the Proxy Statement; Seller Stockholders’ Meeting. (a) As promptly as reasonably practicable following the date of this Agreement (but in any event, no more than twenty (20) days following the date of this Agreement), Seller shall prepare and cause to be filed with the SEC the Proxy Statement in preliminary form, in such form and substance as Seller shall determine and providing Buyer with an opportunity to review (and Seller will give reasonable and due consideration to all comments by Buyer) and in compliance as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder. Each of Seller and Buyer shall furnish all information concerning itself, its Affiliates and the holders of its Common Stock to the other and provide such other assistance as may be reasonably requested by such other Party in connection with the preparation, filing and distribution of the Proxy Statement. Seller shall promptly notify Buyer upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement, and shall, as promptly as reasonably practicable after receipt thereof, provide Buyer with copies of all correspondence related to the Proxy Statement between it and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Proxy Statement received from the SEC, and advise Buyer of any oral comments with respect to the Proxy Statement received from the SEC. Seller shall respond as promptly as reasonably practicable to any comments from the SEC with respect to the Proxy Statement. Notwithstanding the foregoing, no filing of any amendment or supplement to the Proxy Statement or response to any comments of the SEC with respect to the Proxy Statement or any amendment or supplement thereof shall be made by Seller without providing Buyer with an opportunity to review (and Seller will give reasonable and due consideration to all comments by Buyer), except to the extent such amendment, supplement or response are made in connection with an Alternative Transaction as permitted by Section 4.06. (b) Without limiting the generality of the foregoing, the information supplied or to be supplied by either Party for inclusion or incorporation by reference in the Proxy Statement shall not, on the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of Seller, at the time of the Seller Special Meeting, or as of the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were

27 Americas 92425100 made, not misleading. If, at any time prior to the Closing Date, any information relating to Seller or Buyer, or any of their respective Affiliates, should be discovered by Seller or Buyer that, in the reasonable judgment of Seller or Buyer, should be set forth in an amendment of, or a supplement to, the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party, and Seller and Buyer shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of Seller. Nothing in this Section 4.07(b) shall limit the obligations of any Party under Section 4.07(a). For purposes of this Section 4.07, any information concerning or related to Seller or its Affiliates or their respective Representatives will be deemed to have been provided by Seller, and any information concerning or related to Buyer or its Affiliates or their respective Representatives will be deemed to have been provided by Buyer. (c) Subject to the provisions of Section 4.06, Seller shall, in accordance with applicable Law and Seller’s charter and bylaws, establish a record date for, duly call, give notice of, convene and hold the Seller Special Meeting as promptly as reasonably practicable after the date hereof, for the purpose of obtaining the Seller Stockholder Approval; provided, that the Seller Special Meeting shall occur no more than thirty (30) Business Days after the date that the SEC has advised that it will not provide further comments on the Proxy Statement (or the date on which the ten-day period referred to in Rule 14a-6 under the Exchange Act has expired without receipt of SEC comments or notice from the SEC that it will provide comments). Subject to the provisions of Section 4.06 and compliance with applicable Law, Seller shall, as promptly as reasonably practicable on or after the date that the SEC has advised that it will not provide further comments on the Proxy Statement (or the date on which the ten-day period referred to in Rule 14a-6 under the Exchange Act has expired without receipt of SEC comments or notice from the SEC that it will provide comments) (but it any event no more than five (5) Business Days thereafter), mail the Proxy Statement to the stockholders of Seller. Subject to the provisions of Section 4.06, Seller (i) shall include in the Proxy Statement the Seller Board Recommendation, (ii) shall use its reasonable best efforts to solicit and obtain the Seller Stockholder Approval, and (iii) shall not withhold, withdraw, amend, modify or qualify (or publicly propose to or publicly state that it intends to withdraw, amend, modify or qualify) in any manner adverse to Buyer the Seller Board Recommendation (it being understood that publicly taking a neutral position or no position with respect to an Alternative Transaction (other than a “stop, look and listen” communication to the stockholders of Seller pursuant to Rule 14d- 9(f) under the Exchange Act (or any similar communication to the stockholders of Seller) shall be considered a modification to the Seller Board Recommendation in a manner adverse to Buyer) (collectively, a “Seller Change of Recommendation”), except to the extent permitted by Section 4.06. Notwithstanding the foregoing provisions of this Section 4.07(c), Seller shall be permitted to recess, adjourn, postpone or delay the Seller Special Meeting without the prior consent of Buyer if and solely to the extent that: (i) there are holders of an insufficient number of Common Stock present or represented by a proxy at the Seller Special Meeting to constitute a quorum at the Seller Special Meeting, provided, that any such recesses, adjournments, postponements or delays shall not cause the Seller Special Meeting to be recessed, adjourned, postponed or delayed by more than fifteen (15) days after the initial date established for the Seller Special Meeting; (ii) Seller has not received proxies representing a sufficient number of Common Stock to obtain the Seller Stockholder Approval, provided, that any such adjournments, postponements or delays shall not cause the Seller Special Meeting to be adjourned, postponed or delayed by more than more than fifteen (15) days after the initial date established for the Seller Special Meeting; (iii) such adjournment, postponement, delay or cancellation is required by applicable Law or a request from the SEC or its staff; or (iv) in the good faith judgment of the Seller Board (after consultation with its outside legal advisors), the failure to adjourn, postpone or delay the

28 Americas 92425100 Seller Special Meeting would be reasonably likely to not allow sufficient time under applicable Laws for the distribution and review of any required or appropriate supplement or amendment to the Proxy Statement by Seller’s stockholders prior to the Seller Special Meeting as then-scheduled. ARTICLE V CONDITIONS PRECEDENT TO CLOSING Section 5.01 Conditions to the Obligations of Each Party. The respective obligations of Buyer and Seller to consummate the transactions contemplated hereby are subject to the satisfaction or waiver (if permissible under applicable Law) by Buyer or Seller, as appropriate, at or before the Closing Date, of each of the following conditions: (a) the Seller Stockholder Approval shall have been obtained; (b) no Order, stipulation or injunction by any Governmental Entity of competent jurisdiction shall be in effect which prevents, makes illegal, or limits the consummation of any of the transactions contemplated by this Agreement, and no action, suit or proceeding shall be pending by or before any Governmental Entity of competent jurisdiction seeking an Order, stipulation or injunction seeking to enjoin, restrain or otherwise prevent or prohibit the consummation of, or limit, any of the transactions contemplated by this Agreement; (c) no Law shall have been enacted, promulgated or deemed applicable to the transactions contemplated hereby by any Governmental Entity that prevents the consummation of such transactions or has the effect of making such consummation thereof illegal or otherwise prohibiting, restraining or enjoining the consummation of such transactions; (d) all waiting periods under the HSR Act and any other applicable Antitrust Laws (and any extensions thereof) shall have been terminated or shall have expired; and (e) the Escrow Agreement shall have been duly executed and delivered by the Escrow Agent. Section 5.02 Conditions to Obligations of Buyer. In addition to the satisfaction or waiver, as applicable, of the conditions under Section 5.01, the obligation of Buyer to consummate the transactions to be consummated at the Closing is subject to the satisfaction (or waiver (if permissible under applicable Law) in writing by Buyer) of the following conditions: (a) (i) each of the Fundamental Representations of Seller set forth in Article II shall be true and correct (disregarding all qualifications and exceptions as to materiality or Seller Material Adverse Effect contained therein) in all material respects on and as of the date of this Agreement and on and as of the Closing Date (except with respect to representations and warranties that address matters only as of a particular date, in which case, as of such other date); and (ii) each of the representations and warranties of Seller set forth in Article II (other than the Fundamental Representations) shall be true and correct (disregarding all qualifications and exceptions as to materiality or Seller Material Adverse Effect contained therein) on and as of the date of this Agreement and on and as of the Closing Date (except with respect to representations and warranties that address matters only as of a particular date, in which case, as of such other date), except for failures of such representations and warranties to be true and correct as to matters that would not reasonably be expected to have a Seller Material Adverse Effect; (b) Seller shall have performed or complied in all material respects with the agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing;

29 Americas 92425100 (c) Seller shall have delivered to Buyer a certificate, validly executed by a duly authorized officer of Seller, dated as of the Closing Date, certifying that each of the conditions specified in clauses (a), (b) and (h) of this Section 5.02 is satisfied; (d) Seller shall have delivered a certificate of non-foreign status satisfying the requirements of Treasury Regulation Section 1.1445-2(b) in a form reasonably acceptable to Buyer; (e) Seller shall have delivered to Buyer all other items listed in Section 1.03(b) not otherwise delivered under this Section 5.02; (f) Seller shall have delivered to Buyer letters from Seller to the FDA transferring to Buyer or any of its designees ownership of (i) Investigational New Drug Application # 12855 (and any additional applications with the FDA) in substantially the form attached hereto as Exhibit E-1 (the “Seller FDA Letter”) and (ii) the orphan drug designation of CTP-656 in substantially the form attached hereto as Exhibit E-2 (the “Seller Orphan Designation Letter”); (g) Seller shall have delivered a counterpart to the Escrow Agreement, duly executed by Seller; (h) All Third Party consents and notices set forth on Section 5.02(h) of the Seller Disclosure Letter shall have been obtained or delivered, as applicable, in form and substance reasonably satisfactory to Buyer; (i) Since the date of this Agreement, there shall not have occurred a Seller Material Adverse Effect; (j) No Antitrust Approval shall, individually or in the aggregate, impose any Burdensome Term or Condition; and (k) Seller shall have in its inventory, a minimum quantity of Transferred Inventory with respect to CTP-656 Free Base equal to forty (40) kilograms. Section 5.03 Conditions to Obligations of Seller. The obligation of Seller to consummate (or cause to be consummated) the transactions to be consummated at the Closing are subject to the satisfaction (or waiver in writing by Seller) of the following conditions: (a) (i) each of the Fundamental Representations of Buyer set forth in Article III shall be true and correct (disregarding all qualifications and exceptions as to materiality or Buyer Material Adverse Effect contained therein) in all material respects on and as of the date of this Agreement and on and as of the Closing Date (except with respect to representations and warranties that address matters only as of a particular date, in which case, as of such other date); and (ii) each of the representations and warranties of Buyer set forth in Article III (other than the Fundamental Representations) shall be true and correct (disregarding all qualifications and exceptions as to materiality or Buyer Material Adverse Effect contained therein) on and as of the date of this Agreement and on and as of the Closing Date (except with respect to representations and warranties that address matters only as of a particular date, in which case, as of such other date), except for failures of such representations and warranties to be true and correct as to matters that would not reasonably be expected to have a Buyer Material Adverse Effect; (b) Buyer shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing;

30 Americas 92425100 (c) Buyer shall have delivered to Seller a certificate, validly executed by a duly authorized officer of Buyer, dated as of the Closing Date, certifying that each of the conditions specified in clauses (a) and (b) of this Section 5.03 is satisfied; (d) Buyer shall have delivered a counterpart to the Escrow Agreement, duly executed by Buyer; (e) Buyer shall have delivered to Seller letters from Buyer or any of its designees to the FDA accepting ownership of (i) Investigational New Drug Application # 12855 (and any additional applications with the FDA) issued by the FDA in substantially the form attached hereto as Exhibit F-1 (the “Buyer FDA Letter”) and (ii) the orphan drug designation of CTP-656 in substantially the form attached hereto as Exhibit F-2 (the “Buyer Orphan Designation Letter”); and (f) Buyer shall have delivered to Seller all other items listed in Section 1.03(b) not otherwise delivered under this Section 5.03. ARTICLE VI INDEMNIFICATION Section 6.01 Survival. (a) Other than claims alleging fraud or willful or intentional misconduct or breach of this Agreement, the representations and warranties of Seller and Buyer set forth in this Agreement and the certificates delivered at Closing pursuant to Sections 5.02(c) and 5.03(c) shall survive the Closing for a period of eighteen (18) months from the Closing Date, other than for the representations and warranties of Seller contained in Section 2.01 (Organization, Qualification and Corporate Power), Section 2.02 (Title to Assets), Section 2.03 (Authority),Section 2.05 (Non-Contravention; Consents) and Section 2.17 (Brokers’ Fees), and of Buyer contained in Sections 3.01 (Organization), Section 3.02 (Authorization of Transaction) and Section 3.04 (Brokers’ Fees), (collectively, the “Fundamental Representations”), which shall survive the Closing until the date that is sixty (60) days after the expiration of the applicable statute of limitations. (b) The covenants and agreements to be performed by or on behalf of a Party prior to the Closing shall survive the Closing for a period of twenty four (24) months from the Closing Date. The covenants or other agreements contained in this Agreement that by their terms are to be performed by or on behalf of a Party after the Closing shall survive until the date that such covenants and agreements are fully performed. (c) No Person shall be liable for any claim for indemnification under this Article VI unless a Claim Notice is delivered by the Person seeking indemnification to the Person from whom indemnification is sought prior to the expiration of the applicable survival period, in which case the representation, warranty, covenant or agreement which is the subject of such claim shall survive, to the extent of the claims described in such Claim Notice only, until such claim is resolved, whether or not the amount of the Damages resulting from such breach has been finally determined at the time the notice is given. (d) The right of a Person to any remedy pursuant to this Article VI shall not be affected by any investigation or examination conducted, or any knowledge possessed or acquired (or capable of being possessed or acquired), by such Person at any time concerning any circumstance, action, omission or event relating to the accuracy or performance of any representation, warranty, covenant or obligation.

31 Americas 92425100 Section 6.02 Indemnification by Seller. Subject to the terms and conditions of this Article VI, from and after the Closing, Seller shall defend, indemnify and hold harmless Buyer and its Subsidiaries and their respective officers, directors, Affiliates, stockholders, members, partners and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Buyer Indemnified Parties”) in respect of any and all Damages incurred as a result or arising out of: (a) any (i) breach of any representation or warranty of Seller in this Agreement or the certificate of Seller delivered at the Closing pursuant to Section 5.02(c) (without giving effect to any “Seller Material Adverse Effect” or other materiality threshold or qualifier contained therein, except in the case of the representation contained in Section 2.07(c)), or (ii) failure to perform any covenant or agreement of Seller contained in this Agreement or the Related Agreements; (b) Seller’s and its Affiliates’ failure, fully or timely, to pay, satisfy or perform the Excluded Liabilities; (c) any Tax for which Seller is responsible pursuant to Section 8.01; (d) any Tax imposed on or relating to Acquired Assets that is attributable to any Pre-Closing Tax Period; (e) any failure by Seller, or claim by a creditor of Seller that Seller has failed to comply with the provisions of any applicable bulk sales, bulk transfer or similar Laws; or (f) all costs and Liabilities, including product Liability, associated with the open- label Phase 2 clinical trial of CTP-656 in Europe, including all costs associated with termination of such clinical trial. Section 6.03 Indemnification by Buyer. Subject to the terms and conditions of this Article VI, from and after the Closing, Buyer shall indemnify Seller and its Subsidiaries and their respective officers, directors, Affiliates, stockholders, members, partners and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Seller Indemnified Parties”) in respect of, and hold the Seller Indemnified Parties harmless against, any and all Damages incurred as a result or arising out of: (a) any (i) breach of any representation or warranty of Buyer contained in Article III of this Agreement or the certificate of Buyer delivered at the Closing pursuant to Section 5.03(c) (without giving effect to any “Buyer Material Adverse Effect” or other materiality threshold or qualifier contained therein), or (ii) failure to perform any covenant or agreement of Buyer contained in this Agreement or the Related Agreements; (b) Buyer’s and its Affiliates’ failure, fully or timely, to pay, satisfy or perform the Assumed Liabilities; (c) any Tax for which Buyer is responsible pursuant to Section 8.01; or (d) any Tax imposed on or relating to Acquired Assets that is attributable to any Post-Closing Tax Period. Section 6.04 Claims for Indemnification. (a) Third Party Claims. (i) All claims for indemnification made under this Agreement resulting from, related to or arising out of a Third Party claim, action, suit or proceeding (a “Third

32 Americas 92425100 Party Claim”) against an Indemnified Party shall be made in accordance with the following procedures. A Person entitled to indemnification under this Article VI (an “Indemnified Party”) shall give prompt written notification to the Person from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any Third Party Claim for which indemnification may be sought or, if earlier, upon the written assertion of any such Third Party Claim; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any Liability hereunder, except to the extent that the Indemnifying Party has been materially prejudiced thereby, and then only to such extent. Within twenty (20) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Claim, so long as prior to the Indemnifying Party assuming control of such defense, it has provided reasonable assurance to the Indemnified Party (A) of its financial ability to assume the cost of such Third Party Claim and (B) that, as between the Indemnifying Party and the Indemnified Party, any Damages related to such Third Party Claim shall be the responsibility of the Indemnifying Party (subject to any applicable limitations provided in Section 6.05); provided, that the Indemnifying Party shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party if (i) the Third Party Claim seeks an injunction or other equitable or non-monetary relief, (ii) the maximum amount the Indemnified Party would be entitled to recover under this Article VI in respect of such Third Party Claim is anticipated to be more than the Cap, (iii) the Indemnified Party has been advised in writing by its counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party, and (iv) upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such Third Party Claim. If the Indemnifying Party does not assume control of such defense in accordance with the terms hereof, the Indemnified Party shall control such defense. (ii) The Party not controlling such defense may participate therein at its own expense and may retain separate co-counsel at its own expense; provided, that if (A) the Indemnifying Party shall have failed, or is not entitled, to assume the defense of such Third Party Claim in accordance with Section 6.04(a)(i), (B) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party, which authorization shall not be unreasonably withheld, conditioned or delayed, or (C) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised in writing by such counsel that there may be one (1) or more legal defenses available to the Indemnified Party which are not available to the Indemnifying Party, or are available to the Indemnifying Party but the assertion of which would be adverse to the interests of the Indemnified Party, the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered Damages for purposes of this Agreement; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one (1) counsel for all Indemnified Parties. The Party controlling such defense shall keep the other Party advised of the status of such Third Party Claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. (iii) The Indemnified Party shall not agree to any settlement of such Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed so long as the Indemnifying

33 Americas 92425100 Party is actively and diligently defending in good faith any such Third Party Claim. The Indemnifying Party shall not agree to any settlement of (y) such Third Party Claim that (A) does not include a complete and unconditional release of the Indemnified Party from all Liability with respect thereto, (B) has a finding or admission of any violation of Law or any violation of the rights of any Person, (C) imposes any injunctive relief or other restrictions of any kind or nature on any Indemnified Party or (D) imposes any Liability on the Indemnified Party, or (z) any matters with respect to Taxes that could reasonably be expected to adversely impact Buyer or the Acquired Assets in any Post-Closing Tax Period, in each case without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed. Each of the Indemnifying Party and the Indemnified Party shall direct their respective counsel to reasonably cooperate with the other. (b) Procedure for Other Claims. An Indemnified Party wishing to assert a claim for indemnification under this Article VI which is not subject to Section 6.04(a) shall deliver to the Indemnifying Party a written notice (a “Claim Notice”) which contains (i) a description and, if then known, the amount (the “Claimed Amount”) of any Damages incurred by the Indemnified Party or the method of computation of the amount of such claim of any Damages, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article VI and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages (including wire instructions if payment is requested to be made by wire transfer). Within twenty (20) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall (A) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case, within five (5) Business Days of such response, the Indemnifying Party shall, as applicable, pay to the Indemnified Party by check or by wire transfer, or Seller and Buyer shall deliver joint written instructions to the Escrow Agent to release to the Indemnified Party from the Escrow Amount an amount equal to the Claimed Amount to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than two (2) Business Days prior to such payment), (B) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) (in which case, within five (5) Business Days of such response, the Indemnifying Party shall, as applicable, pay to the Indemnified Party by check or by wire transfer, or Seller and Buyer shall deliver joint written instructions to the Escrow Agent to release to the Indemnified Party from the Escrow Amount an amount equal to the Agreed Amount to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than two (2) Business Days prior to such payment), or (C) contest that the Indemnified Party is entitled to receive any of the Claimed Amount including the reasons therefor. If the Indemnifying Party in such response contests the payment of all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall use commercially reasonable efforts to resolve such dispute. If such dispute is not resolved within sixty (60) days following the delivery by the Indemnifying Party of such response, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 10.09. Section 6.05 Limitations. (a) Subject to Section 10.13, from and after the Closing, the rights of the Indemnified Parties under this Article VI shall be the sole and exclusive remedies of the Indemnified Parties with respect to claims resulting from any breach of warranty or failure to perform any covenant or agreement contained in this Agreement or any Related Agreement or otherwise relating to the transactions that are the subject of this Agreement. Notwithstanding the foregoing or anything in this Agreement to the contrary, nothing contained in this Agreement shall relieve or limit the Liability of any Party or any officer or director of such Party from any liability arising out of or resulting from fraud or intentional or willful misconduct in connection with the transactions contemplated by this Agreement or

34 Americas 92425100 the Related Agreement, or in connection with the delivery of any of the documents referred to herein or therein. (b) Notwithstanding anything to the contrary contained in this Agreement, each of the following limitations shall apply: (i) the aggregate liability of Seller for all Damages (y) under Section 6.02(a)(i) (other than in respect of fraud or intentional or willful misconduct by Seller or in respect of any Fundamental Representation of Seller) shall not exceed an amount equal to the Escrow Amount (the “Cap”); and (z) other than in respect of fraud or intentional or willful misconduct by Seller, under Section 6.02(a) shall not exceed an amount equal to the sum of the Base Purchase Price and any Contingent Payment paid pursuant to Section 1.02(b); (ii) a Buyer Indemnified Party shall have no right to indemnification under Section 6.02(a)(i) (other than in respect of fraud or intentional or willful misconduct by Seller or in respect of any Fundamental Representation of Seller, in each case, as to which the limitation shall not apply) unless and until the amount of Damages suffered by such Buyer Indemnified Party with respect to an individual claim under such sections exceeds $50,000 (it being stated for the avoidance of doubt that Damages arising from any potential indemnification claims that arise out of or involve or relate to similar facts or are based on related or similar occurrences, events or circumstances will be aggregated and treated as an individual claim for this purpose) and the aggregate amount of Damages suffered by such Buyer Indemnified Party under such section exceeds $1,600,000 (the “Aggregate Threshold”), whereupon the Buyer Indemnified Parties shall be indemnified for all Damages (including Damages up to the Aggregate Threshold), subject to the limitations contained in Section 6.05(b)(i); (iii) the aggregate liability of Buyer for all Damages (y) under Section 6.03(a)(i) (other than on account of fraud or intentional or willful misconduct by Buyer or in respect of any Fundamental Representation of Buyer) shall not exceed an amount equal to the Cap; and (z) other than on account of fraud or willful misconduct by Buyer, under Section 6.03(a) shall not exceed an amount equal to the sum of the Base Purchase Price and any Contingent Payment paid pursuant to Section 1.02(b); and (iv) a Seller Indemnified Party shall have no right to indemnification under Section 6.03(a)(i) (other than on account fraud or intentional or willful misconduct by Buyer or in respect of any Fundamental Representation of Buyer, in each case, as to which the limitation shall not apply) unless and until the amount of Damages suffered by such Seller Indemnified Party with respect to an individual claim under such sections exceeds $50,000 (it being stated for the avoidance of doubt that Damages arising from any potential indemnification claims that arise out of or involve or relate to similar facts or are based on related or similar occurrences, events or circumstances will be aggregated and treated as an individual claim for this purpose) and the aggregate amount of Damages suffered by such Seller Indemnified Party under such sections exceeds the Aggregate Threshold, whereupon the Seller Indemnified Parties shall be indemnified for all Damages (including Damages up to the Aggregate Threshold), subject to the limitations contained in Section 6.05(b)(iii). (c) In no event shall any Indemnifying Party be responsible and liable under this Article VI for special or punitive Damages, except to the extent that any of the foregoing are awarded to a Third Party against any Indemnified Party in circumstances in which such Indemnified Party is entitled to

35 Americas 92425100 indemnification hereunder. In no event shall any Indemnifying Party be responsible and liable under this Article VI for indirect, consequential or incidental Damages except to the extent that (i) such Damages are awarded to a Third Party against any Indemnified Party in circumstances in which such Indemnified Party is entitled to indemnification hereunder, or (ii) such Damages are a reasonably foreseeable result of the event that gave rise thereto or the matter for which indemnification is sought hereunder. (d) The amount of any Damages for which indemnification is provided under this Article VI shall be computed net of any Third Party insurance proceeds actually received by the Indemnified Party (net of any retroactive premium adjustments and any other costs of collection), each Party agreeing (i) to use commercially reasonable efforts to recover all available insurance proceeds and (ii) to the extent any indemnity payment under this Agreement has been paid by the Indemnifying Party to or on behalf of the Indemnified Party prior to the receipt, directly or indirectly by the Indemnified Party of any net insurance proceeds under Third Party insurance policies on account of such Damages which duplicate, in whole or in part, the payment by the Indemnifying Party to or on behalf of the Indemnified Party, the Indemnified Party shall remit to the Indemnifying Party an amount equal to the amount of the net insurance proceeds actually received by the Indemnified Party on account of such Damages which duplicate, in whole or in part, the payment made by the Indemnifying Party to or on behalf of the Indemnified Party. No Party shall be entitled to recover more than once for the same Damages. Section 6.06 Manner of Payment. Subject to the limitations set forth in Section 6.05(b), any indemnification of Buyer pursuant to Section 6.02 shall be effected (i) first, by release of funds held by the Escrow Agent with respect to indemnification of Buyer pursuant to Section 6.02 for any Damages incurred up to an amount equal to the Escrow Amount pursuant to the terms of the Escrow Agreement and (ii) second, to the extent of any difference, by wire transfer of immediately available funds from Seller to an account designated in writing by Buyer. In the event any payment is to be made from the Escrow Account in accordance with this Section 6.06, Seller and Buyer shall deliver joint written instructions to the Escrow Agent to release to the Indemnified Party from the Escrow Account the appropriate amount by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than two (2) Business Days prior to such payment. Section 6.07 Right of Setoff. Upon notice to Seller specifying in reasonable detail the basis therefor, Buyer may, at its sole discretion, set off any amount to which it may be entitled under this Article VI that is the subject of a final, non-appealable decision from a court of competent jurisdiction against amounts otherwise payable pursuant to Section 1.02. Section 6.08 Adjustment to Purchase Price. Any payment by Buyer or Seller, as the case may be, pursuant to this Article VI shall be treated as an adjustment to the Base Purchase Price for Tax purposes unless otherwise required by applicable Law. Section 6.09 Release of the Escrow Account. On the eighteen (18) month anniversary of the Closing Date, to the extent the amount remaining in the Escrow Account exceeds any amounts which are the subject of any unresolved or unsatisfied claims for indemnifiable Damages pursuant to Section 6.02 that were properly made on or prior to the eighteen (18) month anniversary of the Closing Date in accordance with the provisions of this Article VI, Buyer and Seller shall deliver to the Escrow Agent a joint written instruction in accordance with the terms of the Escrow Agreement to the effect that the Escrow Agent release any such excess amount to Seller as of such date. To the extent any amounts are retained in the Escrow Account pursuant to the immediately preceding sentence, Buyer and Seller shall instruct the Escrow Agent to release such funds, following the resolution of each such claim, to Buyer or to Seller in accordance with the resolution of the applicable claim, as appropriate.

36 Americas 92425100 ARTICLE VII TERMINATION Section 7.01 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing as provided below: (a) by mutual written agreement of Seller and Buyer; (b) by Buyer if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Seller set forth in this Agreement shall have occurred that would cause any of the conditions set forth in Section 5.02(a) or (b) not to be satisfied, and such breach is incapable of being cured or not cured within thirty (30) days following Buyer’s delivery of notice to Seller of such breach or failure to perform, provided, that Buyer may terminate this Agreement pursuant to this Section 7.01(b) only if, at the time of termination, Buyer is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; (c) by Seller if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Buyer set forth in this Agreement shall have occurred that would cause any of the conditions set forth in Section 5.03(a) or (b) not to be satisfied, and such breach is incapable of being cured or not cured within thirty (30) days following Seller’s delivery of notice to Buyer of such breach or failure to perform, provided, that Seller may terminate this Agreement pursuant to this Section 7.01(c) only if, at the time of termination, Seller is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; (d) by Buyer, if the Seller Board (i) fails to make the Seller Board Recommendation referred to in Section 4.06(d) or shall fail to include in the Proxy Statement the Seller Board Recommendation, (ii) effects a Seller Change of Recommendation, (iii) authorizes, approves or recommends to Seller’s stockholders, or otherwise authorizes, approves or publicly recommends, an Alternative Transaction or (iv) fails to publicly confirm the Seller Board Recommendation within ten (10) Business Days after a written request (which request must be reasonable under the circumstances) by Buyer that it do so following Seller’s receipt of an Alternative Transaction; (e) by Buyer, if there shall have been a material breach by Seller of Section 4.06 or Section 4.07; (f) by Buyer or Seller by written notice to the other if; (i) the condition set forth in Section 5.01(b) or Section 5.01(c) is not satisfied and the Order, stipulation or injunction giving rise to such non-satisfaction has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.01(f)(i) shall not be available to any party that has failed to perform fully its obligations under this Agreement in any manner that shall have proximately caused or resulted in the imposition of such Order, stipulation or injunction or the failure of such Order, stipulation or injunction to be resisted, resolved or lifted; (ii) the Closing shall not have occurred on or before October 31, 2017 (the “Outside Date”); provided, however, that no Party may terminate this Agreement pursuant to this Section 7.01(f)(ii) if such Party’s material breach of any representation, warranty, covenant or other obligation under this Agreement shall have proximately caused or resulted in the Closing not having occurred on or prior to the Outside Date; or

37 Americas 92425100 (iii) the Seller Stockholder Approval is not obtained at the Seller Special Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken; or (g) by Seller, provided, that it has complied with its obligations under Section 4.06 and Section 4.07, at any time prior to obtaining the Seller Stockholder Approval at the Seller Special Meeting or at any adjournment or postponement thereof, in order to concurrently enter into a binding agreement for an Alternative Transaction that constitutes a Superior Proposal, if prior to or concurrently with such termination, Seller pays the Termination Fee (as defined in Section 7.02(b)); or (h) by Buyer within five (5) Business Days following the cure period set forth in Section 7.01(b) upon receipt by Buyer of a Supplement pursuant to Section 4.04, if the Supplement gives rise to a breach that is not cured within the cure period. Section 7.02 Effect of Termination. (a) To terminate this Agreement as provided in Section 7.01 (except in the case of termination pursuant to Section 7.01(a)), the terminating party shall have given written notice to the other Party specifying the subsection of Section 7.01 pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there will be no liability of any Party (or any stockholder or Representative of such Party) to each other Party hereto, except with respect to the Confidentiality Agreement, this Section 7.02, Section 9.04 and Article X; provided, that no such termination shall relieve any Party from liability for any damages resulting from fraud or a willful breach of its representations, warranties or covenants set forth in this Agreement prior to such termination and any aggrieved Party will be entitled to all rights and remedies under applicable Law or in equity. (b) Seller Termination Fee. (i) If this Agreement is terminated pursuant to: (A) Section 7.01(d) or Section 7.01(e); (B) Section 7.01(f)(ii) and (x) a vote of the stockholders of Seller contemplated by this Agreement at the Seller Special Meeting to obtain the Seller Stockholder Approval has not occurred and (y) a proposal with respect to an Alternative Transaction shall have been publicly proposed or announced or otherwise publicly disclosed and not withdrawn after the date of this Agreement and prior to the date of termination of this Agreement; (C) Section 7.01(b) or Section 7.01(f)(iii), and, in either case, a proposal with respect to an Alternative Transaction shall have been publicly proposed or announced or otherwise publicly disclosed and not withdrawn after the date of this Agreement and prior to the date of the Seller Special Meeting; or (D) Section 7.01(g); then (x) in the case of a termination contemplated by Section 7.02(b)(i)(A), Seller shall pay or cause to be paid to Buyer within two (2) Business Days following the termination of this Agreement, a fee, by wire transfer in immediately available funds to an account specified by Buyer, equal to $6,400,000 (the “Termination Fee”); (y) in the case of termination contemplated by Section 7.02(b)(i)(D), Seller shall pay or cause to be paid to Buyer the Termination Fee on the date of termination of this Agreement; and (z) in the case of a termination contemplated by Section 7.02(b)(i)(B) or Section 7.02(b)(i)(C), if Seller, within twelve (12) months after such termination either consummates an Alternative Transaction or enters into a definitive agreement to implement an Alternative

38 Americas 92425100 Transaction, Seller shall pay to Buyer the Termination Fee simultaneously with such consummation or entering into such definitive agreement, as the case may be. For purposes of clause (z) of this Section 7.02(b)(i), each reference to “15%” in the definition of “Alternative Transaction” shall be deemed to be a reference to “50%.” (ii) If Buyer or Seller terminates this Agreement pursuant to Section 7.01(f)(iii), then Seller shall reimburse Buyer, or cause Buyer to be reimbursed, for Buyer’s reasonable, documented out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby, provided, however, Seller’s aggregate liability under this Section 7.02(b)(ii) shall not exceed an amount equal to $500,000. (iii) In no event shall Seller be obligated to pay the Termination Fee on more than one occasion. (c) Seller acknowledges that (i) the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement and that without this Section 7.02 Buyer would not have entered into this Agreement and (ii) the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Buyer in the circumstances in which the Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby. If Seller fails to promptly pay any amount due pursuant to this Section 7.02, Seller shall pay to Buyer all reasonable fees, costs and expenses of enforcement (including reasonable attorney’s fees as well as reasonable expenses incurred in connection with any action initiated by Buyer), together with interest on the amount of the Termination Fee at the prime lending rate as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment is required to be made. (d) If Seller becomes obligated to pay the Termination Fee pursuant to Section 7.02(b), Buyer agrees that Buyer’s right to receive the Termination Fee from Seller shall be Buyer’s sole and exclusive remedy against Seller, its Subsidiaries, Affiliates and their respective Representatives and, upon payment of the Termination Fee, neither Seller, its Subsidiaries, Affiliates nor their respective Representatives shall have any Liability or obligation to Buyer relating to or arising out of this Agreement or the transactions contemplated hereby. (e) In the event that this Agreement is terminated (i) by either Buyer or Seller pursuant to Section 7.01(f)(ii), and at the time of such termination any of the conditions set forth in Section 5.01(b) or (c) (under conditions attributable to one or more Antitrust Laws) or Section 5.01(d) shall not have been satisfied or waived or (ii) by either Buyer or Seller pursuant to Section 7.01(f)(i) (under conditions attributable to one or more Antitrust Laws), and at the time of such termination under either Section 7.01(f)(i) or Section 7.01(f)(ii), all conditions set forth in Article 5 other than those attributable to Antitrust Laws have been satisfied or waived by the party or parties then entitled to give such waiver (other than those conditions that by their terms are to be satisfied as of the Closing, provided, that each such condition is then capable of being satisfied), then Buyer shall reimburse Seller, or cause Seller to be reimbursed, for Seller’s reasonable, documented out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby, provided, however, that Buyer’s aggregate liability under this Section 7.02(e) shall not exceed an amount equal to $500,000.

39 Americas 92425100 ARTICLE VIII TAX MATTERS Section 8.01 Certain Tax Matters. Buyer shall be responsible for the payment of any transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary, filing and other non-income Taxes and administrative fees (including notary fees) arising in connection with the consummation of the transactions contemplated by this Agreement (“Transfer Taxes”). Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary). Buyer and Seller shall use commercially reasonable efforts to cooperate with each other to minimize any Transfer Taxes. Section 8.02 Withholding Taxes. Each of Buyer and Escrow Agent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to Seller or any other Person pursuant to this Agreement (including the Contingent Payments, if any) all Taxes that Buyer or the Escrow Agent, as the case may be, are required to deduct or withhold therefrom under any applicable provision of Tax Law with respect to the making of such payment. All such withheld amounts shall be treated as delivered to Seller; provided, that Buyer or the Escrow Agent shall remit or cause to be remitted to the applicable Governmental Entity the amounts withheld as required under any applicable provision of Tax Law. Buyer shall, to the extent reasonable, notify Seller if any such withholding is required. ARTICLE IX FURTHER AGREEMENTS Section 9.01 Post-Closing Information. After the Closing, Buyer shall respond to reasonable, written requests for information and assistance by Seller in connection with Seller completing the audit of its accounts and preparation of its required federal, state and local Tax Returns. Section 9.02 Wrong Pockets. If either Buyer, on the one hand, or Seller, on the other hand, becomes aware that any of the Acquired Assets has not been transferred to Buyer or that any of the Excluded Assets has been transferred to Buyer, Buyer or Seller, as applicable, shall promptly notify the other and the Parties shall, as soon as reasonably practicable, ensure that such property is transferred, with any necessary prior Third Party consent or approval, to (a) Buyer, in the case of any Acquired Asset which was not transferred to Buyer at the Closing; or (b) Seller, in the case of any Excluded Asset which was transferred to Buyer at the Closing. Section 9.03 Use of Names. After the Closing Date, Seller shall, and shall cause its Affiliates to, cease to use the names set forth on Section 9.03 of the Seller Disclosure Letter and any name confusingly similar thereto (collectively, the “Restricted Names”) and any trademarks, trade names, trade dress, service marks and logos that use or incorporate any Restricted Name. Seller agrees that from and after the Closing, Seller shall not have any right, title, interest, license or other right whatsoever in the Restricted Names. Seller shall, and shall cause its Affiliates to, remove, strike over or obliterate all Restricted Names and any trademarks, trade names, trade dress, service marks and logos that use or incorporate any Restricted Name from the Excluded Assets (it being understood that this requirement shall not apply to fair use of any Restricted Name, including, but not limited to, in documents and materials kept as records that are maintained for internal use only and not publicly disseminated, or to be archived as such records, for historical purposes or as required by applicable Law). Any use of the Restricted Names by Seller as permitted in this Section 9.03 is subject to its use of each Restricted Name in the same form and manner as, to the same extent as (without an increase in extent or type of uses of each Restricted Name) and subject to the same standards of quality that are in effect for each Restricted Name as of the Closing Date. All goodwill arising from any such use shall inure to the benefit of Buyer

40 Americas 92425100 or an applicable Affiliate of Buyer owning the Restricted Name so used. Seller shall not to use any Restricted Name in any manner that may reflect negatively on such name and mark or on Buyer or any of its Affiliates. Section 9.04 Confidentiality. (a) From and after the date of this Agreement until the Closing, Buyer and Seller each agree they will be bound by and comply with the obligations of the Confidentiality Agreement. After the Closing Date, Buyer’s obligations with respect to Confidential Material under the Confidentiality Agreement shall be deemed to have been terminated by and the Confidentiality Agreement shall no longer be binding upon Buyer. (b) Seller acknowledges that it is in possession of Confidential Material. Seller shall, and shall cause each of its Affiliates and their respective Representatives to, (i) treat confidentially and not disclose all or any portion of such Confidential Material and use such Confidential Material solely for the purpose of fulfilling its obligations under this Agreement and the Related Agreements and for no other purpose, in each case, following the Closing Date and (ii) from the date hereof and until the Closing Date, use Confidential Material for the sole purpose of developing and operating the Acquired Assets in the Ordinary Course and to consummate the transactions contemplated by this Agreement. Seller acknowledges and agrees that such Confidential Material is proprietary and confidential in nature and may be disclosed to its Representatives only to the extent necessary for Seller to consummate the transactions contemplated by this Agreement (it being understood that Seller shall be responsible for any disclosure by any such Representative not permitted by this Agreement). If, following the Closing Date, Seller or any of its Affiliates or their respective Representatives are requested or required to disclose (after Seller has used its commercially reasonable efforts to avoid such disclosure and after promptly advising and consulting with Buyer about Seller’s intention to make, and the proposed contents of, such disclosure) any of the Confidential Material (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process), Seller shall, or shall cause such Affiliate or Representative, to provide Buyer with prompt written notice of such request so that Buyer may seek an appropriate protective order or other appropriate remedy. At any time that such protective order or remedy has not been obtained, Seller or such Affiliate or Representative may disclose only that portion of the Confidential Material which such Person is legally required to disclose or of which disclosure is required to avoid sanction for contempt or any similar sanction, and Seller shall exercise its commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to such Confidential Material so disclosed. Seller further agrees that, from and after the Closing Date, Seller and its Affiliates and Representatives, upon the request of Buyer, promptly will deliver to Buyer all documents, or other tangible embodiments, constituting Confidential Material or other information with respect to the Acquired Assets, without retaining any copy thereof, and shall promptly destroy all other information and documents constituting or containing Confidential Material; provided, however, that Seller or its Representatives shall be permitted to retain one archival copy of any Confidential Material for record purposes and to evidence Seller’s compliance with this Agreement or applicable Law, and in addition, nothing in this Agreement shall require the alteration, modification, deletion or destruction of back-up tapes or other media made in the ordinary course of business. Section 9.05 Restrictive Covenants. (a) During the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the “Non-Compete Period”), Seller covenants and agrees not to, and shall cause its Affiliates not to, directly or indirectly anywhere in the world, acquire or Develop, Manufacture or Commercialize any compound or product or file any Intellectual Property related thereto, in each case with the intention of treating cystic fibrosis, and shall not control, advise, enable, provide services to, fund or guarantee the obligations of, any Third Party engaged in, or planning to engage in, any of the foregoing. Notwithstanding the foregoing, nothing in this

41 Americas 92425100 Section 9.05 shall restrict, place conditions on or impede Seller from the current or planned (each as of the Closing Date) Development, Manufacturing, or Commercialization of any Excluded Therapeutic Products. (b) During the period beginning on the date of this Agreement and ending on the date that is twelve (12) months after the earlier of (i) termination of this Agreement in accordance with its terms and (ii) the Closing Date, each of Buyer and Seller shall not, and shall cause their respective Affiliates not to, directly or indirectly, solicit for employment or employ or cause to leave the employ of the other Party or any of its Affiliates, any employee of the other Party or its Affiliates, without obtaining the prior written consent of the other Party; provided that each Party may make general solicitations for employment not specifically directed at the other Party or any of its Affiliates or their respective employees and employ any person who responds to such solicitations. (c) Seller shall instruct its officers and directors, and shall cause its Affiliates to instruct their officers and directors, not to directly or indirectly through any other Person (whether as an officer, manager, director, employee, partner, consultant, holder of equity or debt investment, lender or in any other manner or capacity), engage in conduct, oral or otherwise, that disparages or damages or would reasonably be expected to disparage or damage any of Buyer, its Affiliates or any of their respective current or former Representatives, holders of equity or debt investments, lenders, businesses, activities, operations or reputations. (d) As a material inducement to Buyer’s execution of this Agreement (without such inducement Buyer would not have entered into this Agreement), Seller acknowledges and agrees that the provisions of this Section 9.05 are reasonable and necessary to protect the legitimate business interests of Buyer and its acquisition of the Acquired Assets. Seller shall not contest that Buyer’s remedies at law for any breach or threat of breach by Seller or any of its Affiliates of the provisions of this Section 9.05 will be inadequate, and that Buyer shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of the provisions of this Section 9.05 and to enforce specifically such terms and provisions, in addition to any other remedy to which Buyer may be entitled at Law or equity, as well as the reasonable costs and attorneys’ fees it incurs in enforcing the provisions contained in this Section 9.05. The covenants contained in this Section 9.05 are covenants independent of any other provision of this Agreement or any other agreement between the Parties hereunder, and the existence of any claim Seller may have against Buyer under any other provision of this Agreement or otherwise, shall not constitute a defense to the enforcement of the provisions contained in this Section 9.05. Seller further agrees that should it violate any provisions contained in this Section 9.05, the Non-Compete Period shall extend for an additional time period that is equal to the term of such violation so that Buyer is provided with the full benefit of the restrictive period set forth in this Section 9.05. (e) If any of the provisions contained in this Section 9.05 shall for any reason be held by a court of competent jurisdiction to be excessively broad as to duration, scope, activity or subject, then such provision shall be construed by limiting and reducing it with respect to such jurisdiction, only to the extent necessary so as to be valid and enforceable to the extent compatible with the applicable Law of such jurisdiction. Section 9.06 FDA Letters. Promptly after the Closing (but in no event later than two (2) Business Days following the Closing), Seller shall file, or cause to be filed, with the FDA the Seller FDA Letter, the Buyer FDA Letter, the Seller Orphan Designation Letter and the Buyer Orphan Designation Letter and shall provide an as-filed copy of each such letter to Buyer.

42 Americas 92425100 ARTICLE X MISCELLANEOUS Section 10.01 Certain Definitions. For the purposes of this Agreement, the term: “Affiliates” has the meaning set forth in Rule 12b-2 of the Exchange Act. “Alternative Transaction” means, whether or not proposed in writing, any of the following events (in each case in a single transaction or series of related transactions): (i) any sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, tender offer, exchange offer, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in Subsidiaries or otherwise) to any Third Party of (A) Acquired Assets (other than sales, dispositions or transfers in the Ordinary Course), or (B) beneficial ownership of fifteen percent (15%) or more of the combined voting securities of Seller or of any resulting parent company of Seller (excluding voting securities acquired in open market purchases), or (ii) any issuance, sale or other disposition, directly or indirectly, to any Third Party (or the shareholders of any Third Party) of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing fifteen percent (15%) or more of the combined voting securities of Seller (excluding voting securities acquired in open market purchases), in each case other than transactions contemplated by this Agreement. “Anti-Bribery Law” means (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations issued thereunder, and (ii) any law, rule, regulation, or other legally binding measure of any jurisdiction including, without limitation, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or that otherwise relates to bribery or corruption. “Antitrust Laws” means the Sherman Act, 15 U.S.C. §§ 1-7, as amended; the Clayton Act, 15 U.S.C. §§ 12-27, 29 U.S.C. §§ 52-53, as amended; the HSR Act; the Federal Trade Commission Act, 15 U.S.C. § 41-58, as amended; and all other Laws and Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade, or lessening of competition through merger or acquisition. “Base Purchase Price” means $160,000,000. “Business Day” means any day that is not a Saturday or Sunday or a day on which banking institutions located in New York, New York or Boston, Massachusetts are required by Law to remain closed. “Buyer Material Adverse Effect” means any Effect that is materially adverse to the ability of Buyer to consummate the transactions contemplated by this Agreement. “Commercialize” or “Commercialization” means all activities related to importing, storing, transporting, distributing, marketing, detailing, and selling a medicinal product or any such use with a view to sale of a medicinal product; and “Commercialization” shall be construed accordingly. Commercialization shall not include Development or Manufacturing. “Common Stock” means the common stock of Seller, par value $0.001 per share. “Confidential Material” means all data and information (whether written or oral) that is confidential, proprietary or is not otherwise generally available to the public regarding the Acquired Assets or the Assumed Liabilities. Notwithstanding the foregoing, the restrictions set forth in Section

43 Americas 92425100 9.04 shall not apply to data or information (a) that is or becomes generally available to the public, other than as a result of disclosure by Seller, its Affiliates or their respective Representatives in violation of this Agreement, (b) becomes available to Seller its Affiliates or their respective Representatives from a Person other than a member of the Buyer Group or their respective Representatives on a non-confidential basis, provided, that such Person was not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Buyer Group or such Representatives with respect to such materials or (c) to the extent not severable, that primarily relates to the Excluded Assets and Excluded Liabilities. “Contract” means any contract, agreement, license, sublicense, indenture, instrument, commitment and any other legally binding agreement, whether written or oral. “Damage” or “Damages” means, without duplication, (a) any and all claims, actions, causes of action, judgments, awards, penalties, Liabilities, losses, costs or damages (of any kind including economic, consequential, special, indirect, incidental, punitive, or exemplary losses, costs or damages, including without limitation, lost profits ), including reasonable fees and expenses of attorneys, accountants and other professional advisors, whether involving a dispute solely between the parties hereto or otherwise, and (b) any losses or costs incurred in investigating, defending or settling any claim, action or cause of action described in clause (a). “DCE Platform Know-How” means Seller’s Know-How, other than Transferred Know-How that has specific application to the ownership, operation or conduct of the CF Enterprise, to Develop, Manufacture or Commercialize deuterium-substituted therapeutic agents, including Know-How to (i) assess compounds as suitable targets for deuterium substitution; (ii) synthesize a wide range of chemical compounds that incorporate deuterium selectively at specific positions and accurately analyze deuterium content at those positions; (iii) optimize assays to evaluate the metabolic stability and metabolite profile of deuterated compounds; (iv) identify deuterated compounds that possess improved in vitro or in vivo metabolic or pharmacokinetic properties relative to the corresponding non-deuterated compound; (v) develop and apply bioanalytical methods to identify and measure metabolites formed by the in vitro and in vivo metabolism of deuterated compounds; (vi) understand how the effects of selective deuterium substitution may translate from in vitro to in vivo systems and from non-human models to humans, and how deuterium substitution affects individual and population-based ADME parameters; (vii) manufacture, analyze, and formulate deuterated compounds, including development of analytical methods for determining level of deuterium incorporation; and (viii) sourcing deuterium reagents, starting materials, and intermediates, and developing and utilizing a supply chain of multiple vendors. “Develop”, “Developed” or “Development” means all activities related to research and development of a medicinal product including, all testing and studies (non-clinical, preclinical and clinical), toxicology testing, pharmacology, statistical analysis, and reporting, together with all other activities with respect to the product useful for the preparation and submission of applications or other filings to a Regulatory Authority to obtain Regulatory Approval for the product and in support of obtaining Regulatory Approval. Development shall not include Manufacturing or Commercialization. “Effect” means any event, occurrence, change, development or effect. “EMA” means the European Medicines Agency or any successor agency that is responsible for reviewing applications seeking approval for the sale of pharmaceuticals in the European Union. “Encumbrance” means any charge, claim, condition, equitable interest, lien, encumbrance, option, pledge, security interest, hypothecation, mortgage, right of first refusal, or any restriction on use, voting, transfer, receipt of income, right of set-off, title retention, or exercise of any other attribute of ownership.

44 Americas 92425100 “Escrow Agent” means Citibank, N.A. “Escrow Agreement” means the Escrow Agreement to be entered into on the Closing Date in substantially the form attached hereto as Exhibit G. “Escrow Account” means the escrow account to be established and maintained pursuant to the terms of the Escrow Agreement for the Escrow Amount. “Escrow Amount” means, initially, $16,000,000, which amount shall be adjusted to reflect any earnings thereon and any amounts released pursuant to the terms and subject to the conditions set forth in this Agreement and the Escrow Agreement. “Exchange Act” means the Securities Exchange Act of 1934. “Excluded Therapeutic Product” means any product of Seller that is not a Transferred Product, including compounds that are solely intended for use as a treatment of antibacterial infections in patients with cystic fibrosis. “GAAP” means generally accepted accounting principles in the United States. “Governmental Entity” means any United States or non-United States federal, state, provincial or local court, tribunal, arbitrator or arbitral body, the United States Congress or other state or local legislative body, administrative agency or commission or other governmental or regulatory agency or authority or any securities exchange. “Indebtedness” means, with respect to any Person, any principal, interest, premiums or other obligations of such Person (excluding accrued expenses and trade payables), whether or not contingent: (a) in respect of notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured; (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof); (c) in respect of banker’s acceptances; (d) representing capital lease obligations; (e) representing the balance deferred and unpaid of the purchase price of any property or services; (f) representing any hedging obligations, if and to the extent any of the preceding items (other than letters of credit and hedging obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP; (g) in respect of accrued bonuses owed to any employees of such Person with respect to the 2016 calendar year; (h) any Liability of such Person in respect of banker’s acceptances or letters of credit (but solely to the extent drawn and not paid), (i) all prepayment premiums, penalties, costs and/or expenses related to any items of Indebtedness of the type referred to in clauses (a) through (i) above that would be required to be paid as a result of the transactions contemplated hereby or to extinguish the Indebtedness as of immediately prior to the Closing or (j) direct or indirect guarantees or other contingent Liabilities (including so called “make-whole”, “take-or-pay” or “keep-well” agreements) with respect to any indebtedness, obligation, claim or Liability of any other Person of a type described in clauses (a) through (i) above. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person. “Intellectual Property” means any and all intellectual property rights or similar proprietary rights and description throughout the world, whether registered or unregistered, including all rights pertaining to or deriving from: (a) Patents, inventions, invention disclosures, discoveries and improvements, whether or not patentable; (b) trademarks, trade dress, service marks, certification marks, logos, brands, slogans, design rights, names, corporate names, trade names, Internet domain names, social media accounts and addresses and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing; (c) copyrights and copyrightable subject matter; (d) rights

45 Americas 92425100 in any computer software or firmware (whether in source code, object code or other form), algorithms, data files, databases, compilations and data technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing; (e) trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign Law), and all other non-public confidential or proprietary information, Know-How, clinical data, non-clinical data, pre-clinical data, in-vitro data, inventions, processes, formulae, models, and methodologies, excluding Patents, and rights to limit the use or disclosure thereof by any Person; and (f) all applications, registrations, and renewals for the foregoing in any jurisdiction throughout the world. “Know-How” means any know-how, trade secret, proprietary invention, discovery, data, information, process, method, technique, material, technology, result or other know-how, whether or not patentable, and all other non-public confidential or proprietary information. “knowledge” means (i) with respect to Seller, the knowledge, within the scope of his or her responsibility assuming reasonable inquiry of those employees known to such persons to have specialized knowledge of the subject matter of the representation and warranty, of the individuals listed in Section 10.01(a) of the Seller Disclosure Letter and (ii) with respect to Buyer, the knowledge, within the scope of his or her responsibility assuming reasonable inquiry of those employees known to such persons to have specialized knowledge of the subject matter of the representation and warranty, of the Chief Legal and Administrative Officer. “Law” means (i) any statute, code, rule, regulation, ordinance, rule of common law, requirement or other pronouncement of any Governmental Entity having the effect of law and (ii) any binding guidance document with regard to drug approval requirements. “Liability” means any debt, Indebtedness, obligation, Tax, duty or liability of any nature (including known, unknown, fixed, absolute, disclosed, undisclosed, matured, unmatured, accrued, unaccrued, asserted, unasserted, determined, determinable, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, Indebtedness, obligation, Tax, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable. “Manufacture” or “Manufacturing” shall mean any and all activities related to making, producing, processing, filling, finishing, packaging, labeling or quality assurance testing and releasing of a medicinal product (or any ingredient thereof). Manufacturing shall not include Development or Commercialization. “Milestone Event” means each of the events set forth in Section 1.02(b). “Official” means any official, employee or representative of, or any other person acting in an official capacity for or on behalf of, any (i) Governmental Entity, including any entity owned or controlled thereby, (ii) political party, party official or political candidate, or (iii) public international organization. “Orders” means all orders, rulings, judgments, settlements, arbitration awards or decrees of any Governmental Entity (or any agreement entered into or any administrative, judicial or arbitration award with any Governmental Entity). “Ordinary Course” means the ordinary course of the ownership, operation, Development, Manufacture and Commercialization of the Acquired Assets consistent with past practice.

46 Americas 92425100 “Patents” means patents, including utility and design patents, patent applications, including provisionals, non-provisionals, utility models and any and all related national or international counterparts thereto, including any divisional, continuation, continuation-in-part applications, reissues, reexaminations, substitutions and extensions thereof (including supplementary protection certificates, requests for, and grants of, continued examination, post-grant confirmations or amendments, counterparts claiming priority from any of the foregoing; and any patents or patent applications that claim priority to or from any of the foregoing) and all rights associated with any of the foregoing, including the right to claim priority arising from or related to any of the foregoing. “Permitted Encumbrance” means: (i) Encumbrances for Taxes, assessments and governmental charts or levies either not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (ii) Encumbrances incurred in the Ordinary Course for mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other similar liens that are not yet due and payable or that are being contested in good faith by appropriate proceedings; and (iii) Encumbrances incurred in the Ordinary Course for pledges and deposits to secure the performance of bids, trade Contracts, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the Ordinary Course. “Permits” means any and all federal, state, local and foreign qualifications, permits, registrations, clearances, certificates, rights, applications, submissions, variances, exemptions, filings, approvals and authorizations from Governmental Entities. “Person” means any individual, corporation, limited liability company, partnership, joint venture, estate, trust, association, unincorporated organization, other form of entity, of whatever nature, or Governmental Entity. “Post-Closing Tax Period” means a Tax period that begins after the Closing Date and the portion of a Straddle Period that begins after the Closing Date. “Pre-Closing Tax Period” means a Tax period that ends on or before the Closing Date and the portion of a Straddle Period ending on and including the Closing Date. “Proxy Statement” means a proxy statement to be sent to the stockholders of Seller (together with any amendments or supplements thereto) with respect to the Seller Special Meeting. “Regulatory Approval” means any and all registration, clearance, license permit, approval, concession, variance, waiver, or other authorization of any national, regional, state, or regulatory authority, department, bureau, commission, council or other Governmental Entity that is necessary for any activities in relation to or with a medicinal product in a given country, jurisdiction, or region (including for the Development, Manufacture, supply, and Commercialization of such medicinal product) in such country or jurisdiction. “Regulatory Documentation” means with respect to any Transferred Products, the regulatory documentation, or portion thereof, related to each such product, including (as applicable) all applications for Transferred Registrations and renewals thereof (including investigational new drug applications, orphan designations, new drug applications, abbreviated new drug applications and marketing authorization applications), and the safety reports, information on adverse events, and copies of all correspondence, reports, or minutes with any Governmental Entity, and all data submitted to Governmental Entities in connection with Transferred Registrations, pricing studies, and documents (including, without limitation, laboratory, clinical and pre-clinical animal study data) relating to the Transferred Registrations or to the subject matter of the Transferred Registrations to the extent relating to the Transferred Products. For the avoidance of doubt, Regulatory Documentation shall not include

47 Americas 92425100 laboratory notebooks, internal audit reports or batch records (other than those batch records contained in Transferred Registrations). “Representatives” means, when used with respect to Buyer or Seller, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, lenders and other agents, advisors and representatives of Buyer or Seller, as applicable, and their respective Subsidiaries. “SEC” means the United States Securities and Exchange Commission. “Securities Act” means the Securities Act of 1933, as amended. “Seller Board Recommendation” means the recommendation of the Seller Board that the stockholders of Seller vote in favor of approval of the sale of the Acquired Assets pursuant to this Agreement and the transaction contemplated hereby. “Seller Intervening Event” means an Effect that affects or would reasonably be expected to affect the Acquired Assets, taken as a whole, that (a) is material, (b) was not known to the Seller Board as of the date of this Agreement (and which could not have become known through any further reasonable investigation, discussion, inquiry or negotiation with respect to any event, fact, circumstance, development or occurrence known to Seller as of the date of this Agreement), (c) becomes known to the Seller Board prior to obtaining the Seller Stockholder Approval (d) does not relate to or involve any Alternative Transaction and (e) is not the result of a material breach of this Agreement by Seller. “Seller Material Adverse Effect” means any Effect that is materially adverse to (i) the ability of Seller to consummate the transactions contemplated by this Agreement or (ii) the condition (financial or otherwise) or ownership, operation or development of the Acquired Assets, taken as a whole; provided, however, that a “Seller Material Adverse Effect” shall not include, either alone or in combination, any Effect resulting from or arising out of (and the following will not be taken into account when determining whether a “Seller Material Adverse Effect” has occurred): (A) the announcement, pendency or consummation of this Agreement or the transactions contemplated hereby, including the identity of, or any facts or circumstances relating to, Buyer or any of its Affiliates to the extent resulting from the public announcement of this Agreement or the pendency of the transactions contemplated hereby; (B) any action taken by Seller at the written request of Buyer or with Buyer’s written consent, or the failure of Seller to take an action that Seller is specifically prohibited from taking by the terms of this Agreement; (C) any event or occurrence generally affecting the industries in which Seller operates relating to the Acquired Assets or in the economy generally or other general business, financial or market conditions; (D) changes affecting the national or international general economic, political, legal or regulatory conditions; (E) changes in Laws after the date hereof applicable to the Acquired Assets; or (F) national or international political conditions or instability, including the engagement by the United States in hostilities, whether or not pursuant to a declaration of emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other nation, except, in each of clauses (C), (D), (E), or (F) above, to the extent such Effects have a disproportionate impact on the Acquired Assets and the Assumed Liabilities, taken as a whole, relative to other Persons owning assets similar to the Acquired Assets, in the industry or markets in which Seller operates. “Seller Special Meeting” means the meeting of the holders of Common Stock for the purpose of seeking the Seller Stockholder Approval, including any postponement or adjournment thereof. “Seller Stockholder Approval” means the affirmative vote of the holders of a majority of the outstanding Common Stock entitled to vote upon the authorization of this Agreement and the transactions contemplated hereby at the Seller Special Meeting.

48 Americas 92425100 “Straddle Period” means a taxable period that begins before the Closing Date and ends after the Closing Date “Subsidiaries” means all those corporations, associations or other business entities of which the entity in question (a) owns or controls a majority of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which a majority of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (b) in the case of partnerships, serves as a general partner, (c) in the case of a limited liability company, serves as a managing member, or (d) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof. “Superior Proposal” means any bona fide written proposal made to Seller by any Third Party which did not result from a breach of Section 4.06 with respect to any Alternative Transaction or any purchase or acquisition (a) involving the Acquired Assets or more than 50% of the voting power of the Common Stock, (b) that is on terms that the Seller Board determines in good faith (after consultation with its financial advisors and outside legal counsel) would result in a transaction that, if consummated, is more favorable to Seller’s stockholders from a financial point of view than the transactions contemplated by this Agreement (taking into account any proposal by Buyer to amend the terms of this Agreement); (c) with respect to which the cash consideration and other amounts (including costs associated with the proposed acquisition) payable at closing are subject to fully committed financing from recognized financial institutions; and (d) that is reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed within a reasonable period of time on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal. “Tax Returns” means all reports, returns, declarations, statements, forms or other information required to be supplied to a Governmental Entity in connection with Taxes, including amendments thereto. “Taxes” means (a) all taxes, including income, gross receipts, capital gain, ad valorem, value-added, goods and services, excise, real property, personal property, sales, use, transfer, withholding, employment and franchise taxes or other similar charges imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and (b) any liability for any item described in clause (a) of another natural person, corporation, limited liability company, association, partnership, not for profit entity, other form of business, or Governmental Entity, whether by Contract (other than any Contract entered into in the Ordinary Course the principal purpose of which is not related to taxes) or express or implied agreement, pursuant to any applicable Law, as a transferee or successor, or otherwise. “Third Party” means any Person other than the Parties or any of their respective Subsidiaries and Affiliates. “Transaction Litigation” means any claim or legal proceeding (including any class action or derivative litigation) not involving a Governmental Entity asserted or commenced by, on behalf of or in the name of, against or otherwise involving Seller and/or any of its directors or officers relating directly or indirectly to this Agreement, the sale of the Acquired Assets or any of the other transactions contemplated by this Agreement (including any such claim or legal proceeding based on allegations that Seller’s entry into the Agreement or the terms and conditions of the Agreement constituted a breach of the fiduciary duties of Seller’s Board or any officer of Seller).

49 Americas 92425100 “Transferred Inventory” means all inventory of Transferred Products and reference standards, retains and intermediates related thereto, ingredients and any other raw materials, work-in-progress materials, package inserts, packaging and labeling materials, supplies and other inventories used in the manufacturing or production of any Transferred Products, but specifically excluding such quantity of CTP-656 as may be required by Seller prior to Closing in the Ordinary Course, including material required for Seller to support and conduct its clinical trials. “Transferred Know-How” means Know-How (other than DCE Platform Know-How) that is necessary or useful for the ownership, Development, Manufacture and Commercialization of the CF Enterprise. “Transferred Products” means (i) all deuterated ivacaftor, including the deuterated form of ivacaftor having a chemical formula as set forth on Section 10.01(b) of the Seller Disclosure Letter, including the compound coded by Seller as CTP-656, and (ii) any other compounds used, planned for use or held for use, in each case, in the ownership, operation or conduct of the CF Enterprise (including deuterated tezacaftor) as of the date hereof and the Closing Date, in each of cases (i) and (ii), including any derivatives, combinations, or other forms thereof; provided, that compounds that are (a) solely intended for use as a treatment of antibacterial infections in patients with cystic fibrosis or (b) listed on Section 10.01(c) of the Seller Disclosure Letter shall not be considered Transferred Products. “Transferred Product Records” (i) written records lab notebooks, accounts, notes, reports, batch records and data, (ii) Regulatory Documentation, (iii) Development data (of any kind) from discovery through to submission (raw data, stability, validation, quality by design work), all analytical methods development and validation, (iv) Manufacturing data (of any kind), batch records, Manufacturing facility, quality control lab commissioning, validation protocols, testing protocols, and reports, (v) facility and equipment detailed drawings, all equipment maintenance and calibration data, and (vi) records relating to the filing, prosecution, issuance, maintenance, enforcement or defense of the Transferred IP, in the case of clauses (i) - (vi) that are owned or controlled by or otherwise in the possession of Seller as of the Closing Date and related to the Transferred Products. “Transferred Registrations” any and all Regulatory Approvals granted or issued by, or applied for to a national, regional, state, or regulatory authority, department, bureau, commission, council or other Governmental Entity for any activities in relation to or with a medicinal product in a given country, jurisdiction, or region (including for the Development, Manufacture, supply, and Commercialization of such medicinal product). Section 10.02 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below: Acquired Assets Section 1.01(a) Acquired Assets Permits Section 2.12(a) Acquired Assets Regulatory Filings Section 2.12(a) Aggregate Threshold Section 6.05(b)(ii) Agreed Amount Section 6.04(b) Agreement Preamble Antitrust Approvals Section 4.03(b) Assigned Contracts Section 1.01(a)(iv) Assigned IP Contracts Section 1.01(a)(iv) Assumed Liabilities Section 1.01(d) Assumption Agreements Section 1.01(d) Bill of Sale Section 1.03(b)(iii) Burdensome Term or Condition Section 4.03(f)

50 Americas 92425100 Buyer Preamble Buyer FDA Letter Section 5.03(e) Buyer Group Section 1.01(a) Buyer Indemnified Parties Section 6.02 Buyer Orphan Designation Letter Section 5.03(e) Cap Section 6.05(b)(i) CF Enterprise Recitals Claim Notice Section 6.04(b) Claimed Amount Section 6.04(b) Closing Section 1.03(a) Closing Date Section 1.03(a) Confidentiality Agreement Section 4.02 Contingent Payment Section 1.02(b) CTAs Section 2.10(a)(viii) DOJ Section 4.03(a) Electronic Delivery Section 10.07 Excluded Assets Section 1.01(b) Excluded Liabilities Section 1.01(e) FDA Section 2.12(a) FDCA Section 2.12(a) FTC Section 4.03(a) Fundamental Representations Section 6.01(a) Guarantor Preamble HSR Act Section 2.05(c) Indemnified Party Section 6.04(a) Indemnifying Party Section 6.04(a) IP Assignment Agreements Section 1.03(b)(iv) Material Contract Section 2.10(a) MTAs Section 2.10(a)(viii) NDAs Section 2.10(a)(viii) Non-Compete Period Section 9.05(a) Outside Date Section 7.01(f)(ii) Parties Preamble Party Preamble PHSA Section 2.12(a) Pre-Closing Period Section 4.01(a) Research and Testing Agreement Recitals Registered Business IP Section 2.09(a) Regulatory Authority Section 2.12(a) Regulatory Filings Section 4.03(a) Related Agreements Section 2.03 Restricted Names Section 9.02 Safety Notice Section 2.12(d) Seller Preamble Seller Board Section 2.03 Seller Board Approval Section 2.20 Seller Change of Recommendation Section 4.07(c) Seller Disclosure Letter Article II Seller FDA Letter Section 5.02(f) Seller Indemnified Parties Section 6.03

51 Americas 92425100 Seller Orphan Designation Letter Section 5.02(f) Supplement Section 4.04 Termination Fee Section 7.02(b) Third Party Claim Section 6.04(a) Third Party IP Section 2.09(f) Transfer Taxes Section 8.01(a) Transferred IP Section 1.01(a)(ii) Transferred IP Documentation Section 1.01(a)(iii) Transferred Permits Section 1.01(a)(vi) Transition Services Agreement Section 1.03(b)(vii) Section 10.03 Press Releases and Announcements. Each Party shall consult with the other Party and give the other Party a reasonable opportunity to comment on such Party’s press release announcing the execution and delivery of this Agreement. No Party shall issue (and each Party shall cause its Affiliates not to issue) any press release or public disclosure relating to the subject matter of this Agreement, or its terms, without the prior written approval of the other Party; provided, however, that nothing in this Section 10.03 shall prevent any Party from (a) making any public disclosure it believes in good faith is required by Law, regulation or stock exchange rule (in which case the disclosing Party shall use its commercially reasonable efforts to advise the other Party prior to making disclosure and the other Party shall have the right to review such press release or announcement prior to its publication) or (b) enforcing its rights hereunder. Section 10.04 No Third Party Beneficiaries. Except as provided by applicable Law, this Agreement shall not confer any rights or remedies upon any Person other than each Party and its respective successors and permitted assigns and, to the extent specified herein, its respective Affiliates; provided, however, that the provisions of Article VI and Article VII are intended for the benefit of the entities and individuals specified therein and their respective legal representatives, successors and assigns. Section 10.05 Entire Agreement. This Agreement (including the documents referred to herein), the Related Agreements, the Confidentiality Agreement and the Escrow Agreement constitute the entire agreement between the Parties with respect to the subject matters hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be deemed amended hereby so that until the termination of this Agreement in accordance with Section 7.01, Buyer shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, between the Parties or any of them with respect to the subject matter hereof and thereof. Section 10.06 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of and be enforceable by each of the Parties named herein and its respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder (whether by operation of Law or otherwise) without the prior written consent of the other Party; provided, that (i) Seller may assign all of its rights and obligations hereunder to any successor or assign of Seller’s business through the acquisition (whether by operation of Law or otherwise) of more than 50% of the voting power of Common Stock and/or substantially all of Seller’s assets and (ii) Buyer may assign the right to acquire certain of the Acquired Assets to one or more of its Affiliates prior to the Closing (provided, that in connection with any such assignment, Buyer shall remain primarily liable for such assigned obligations); provided, however, following the Closing, Buyer may assign and delegate, in whole or in part, its rights and obligations hereunder to either (i) a wholly-owned Subsidiary of Buyer, (ii) an Affiliate under common control with Buyer or (iii) in connection with the transfer by Buyer of all or substantially all of the Acquired Assets; and provided, further, however, that no such assignment shall relieve Buyer of any obligation or liability under this Agreement.

52 Americas 92425100 Section 10.07 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by e-mail of a .pdf, .tif, .jpeg or similar attachment (“Electronic Delivery”), and any such counterparty delivered using Electronic Delivery shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. Section 10.08 Notices. All written notices that are required or permitted hereunder will be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier, addressed as follows: if to Buyer, to: Vertex Pharmaceuticals Incorporated Attention: Business Development 50 Northern Avenue Boston, MA 02110 with a copy (which shall not constitute notice) to: Vertex Pharmaceuticals Incorporated Attention: Corporate Legal 50 Northern Avenue Boston, MA 02110 Email: Legal_Notice@vrtx.com and White & Case LLP 1155 Avenue of the Americas New York, New York 10036 Attn: Daniel G. Dufner, Jr., Esq. Michael A. Deyong, Esq. Email: daniel.dufner@whitecase.com michael.deyong@whitecase.com If to Seller, to: Concert Pharmaceuticals, Inc. 99 Hayden Avenue, Suite 500 Lexington, MA 02421 Attn: Chief Executive Officer and General Counsel Email: rtung@concertpharma.com rsilverman@concertpharma.com with a copy (which shall not constitute notice) to: Goodwin Procter LLP 100 Northern Ave

53 Americas 92425100 Boston, MA 02210 Attn: John M. Mutkoski, Esq. Andrew H. Goodman, Esq. Email: JMutkoski@goodwinlaw.com AGoodman@goodwinlaw.com or to such other address as the Party to whom written notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such written notice will be deemed to have been given and received by the other Party: (a) when delivered if personally delivered; or (b) on receipt if sent by overnight courier. Section 10.09 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state. Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if such court finds it lacks subject matter jurisdiction, the federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any suit, action, legal proceeding or claim arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such suit, action, legal proceeding or claim except in the Court of Chancery of the State of Delaware, or, if such court finds it lacks subject matter jurisdiction, the federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, (ii) agrees that any claim in respect of any such suit, action, legal proceeding or claim may be heard and determined in the Court of Chancery of the State of Delaware, or, if such court finds it lacks subject matter jurisdiction, the federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such suit, action, legal proceeding or claim in such courts and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such suit, action, legal proceeding or claim in such courts. Each of the Parties hereto (A) agrees that a final judgment in any such suit, action, legal proceeding or claim shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law and (B) waives any objection to the recognition and enforcement by a court in other jurisdictions of any such final judgment. Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 10.09 in the manner provided for notices in Section 10.08. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law. Section 10.10 Amendments and Waivers. The Parties may mutually amend or waive any provision of this Agreement at any time. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by either Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

54 Americas 92425100 Section 10.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. Section 10.12 Expenses. Except as otherwise specifically provided to the contrary in this Agreement or any of the Related Agreements, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, whether or not the Closing takes place. Section 10.13 Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or are threatened to be breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. It is accordingly agreed that prior to the valid termination of this Agreement in accordance with Section 7.01, (i) the Parties shall be entitled to seek (in a court of competent jurisdiction as set forth in Section 10.09) an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including Buyer’s obligation to effect the Closing), without bond or other security being required, this being in addition to any remedy to which they are entitled under this Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither Seller nor Buyer would have entered into this Agreement. Without limiting the generality of the foregoing, it is explicitly agreed that Seller shall be entitled to an injunction, specific performance or other equitable remedy to specifically enforce Buyer’s obligation to effect the Closing on the terms and conditions set forth herein in the event that all conditions in Sections 5.01 and 5.02 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, each of which is then capable of being satisfied at a Closing on such date) at the time when the Closing would have occurred but for the failure of Buyer to comply with its obligations to effect the Closing pursuant to the terms of this Agreement. Each of Seller and Buyer acknowledges and agrees that following a valid termination of this Agreement in accordance with Section 7.01, each Party shall be entitled to seek monetary damages for a willful or intentional breach of this Agreement in accordance with Section 7.02(a). Section 10.14 Guaranty. Guarantor irrevocably guarantees each and every covenant and obligation of Buyer and the full and timely performance of Buyer’s obligations under the provisions of this Agreement. This is a guaranty of payment and performance, and not of collection, and Guarantor acknowledges and agrees that this guaranty is full and unconditional, and no release or extinguishments of Buyer’s Liabilities (other than in accordance with the terms of this Agreement), whether by decree in any bankruptcy proceeding or otherwise, will affect the continuing validity and enforceability of this guaranty. Guarantor hereby waives, for the benefit of Seller, (i) any right to require Seller as a condition of payment or performance of Guarantor to proceed against Buyer or pursue any other remedies whatsoever and (ii) to the fullest extent permitted by Law, any defenses or benefits that may be derived from or afforded by Law that limit the liability of or exonerate guarantors or sureties, except to the extent that any such defense is available to Buyer. Guarantor understands that Seller is relying on this guaranty in entering into this Agreement. Under no circumstances shall the maximum amount payable by

55 Americas 92425100 Guarantor hereunder for any reason and under any legal theory in law or at equity exceed an amount equal to the Base Purchase Price and any Contingent Payment that becomes payable pursuant to Section 1.02(b). Section 10.15 Construction. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “either” and “or” are not exclusive and “include”, “includes” and “including” are not limiting; (b) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) the word “will” shall be construed to have the same meaning as the word “shall”; (d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (e) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (f) references to any Law, Contract, instrument or other document shall mean such Law, Contract, instrument or other document as amended, supplemented or otherwise modified from time to time, including by succession of comparable successor Laws; (g) references to a person or entity are also to its permitted successors and assigns; (h) references to an “Article”, “Section”, “Exhibit”, “Annex” or “Schedule” refer to an Article or Section of, or an Exhibit, Annex or Schedule to, this Agreement; (i) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; (j) unless the context so requires, references to any Laws or specific provisions of Laws shall include any rules, regulations and delegated legislation issued thereunder; (k) references to any pronoun shall include the corresponding masculine, feminine and neuter forms; (l) the table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof; and (m) references herein to “primarily” shall include “primarily” as well as any other standard that reflects a majority or more of the matter addressed, including “exclusively” or any similar term. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and if any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either Party. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document. Section 10.16 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH AND THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15. [Remainder of page intentionally left blank]

[Bach - Signature Page to Asset Purchase Agreement] Americas 92425100 The Parties hereto have executed this Agreement as of the date first above written. CONCERT PHARMACEUTICALS, INC. By: /s/Roger Tung Name: Roger Tung Title: President & CEO VERTEX PHARMACEUTICALS (EUROPE) LIMITED By: /s/Ian Smith Name: Ian Smith Title: Director Solely with respect to Section 10.14 herein: VERTEX PHARMACEUTICALS INCORPORATED By: /s/Ian Smith Name: Ian Smith Title: Executive Vice President, Chief Operating Officer and Chief Financial Officer

Americas 92425100 Exhibit A Form of Assumption Agreement [Attached]

Americas 92425100 Exhibit B Form of Bill of Sale [Attached]

Americas 92425100 Exhibit C Form of IP Assignment Agreement [Attached]

Americas 92425100 Exhibit D Form of Transition Services Agreement

Americas 92425100 Exhibit E-1 Form of Seller FDA Letter [Attached]

Americas 92425100 Exhibit E-2 Form of Seller Orphan Designation Letter [Attached]

Americas 92425100 Exhibit F-1 Form of Buyer FDA Letter [Attached]

Americas 92425100 Exhibit F-2 Form of Buyer Orphan Designation Letter [Attached]

Americas 92425100 Exhibit G Form of Escrow Agreement [Attached]